As filed with the Securities and Exchange Commission
                      on September 28, 1998

                                         Registration No. 333-
=================================================================

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           -----------

                             FORM S-3
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                           -----------

                       GWL&A FINANCIAL INC.
        (Exact name of registrant as specified in charter)

                             Delaware
  (State or other jurisdiction of incorporation or organization)

                               6719
     (Primary Standard Industrial Classification Code Number)

                            84-1474245
                (IRS Employer Identification No.)


       GREAT-WEST LIFE & ANNUITY INSURANCE CAPITAL I (Exact name of registrant as specified in charter)

                             Delaware
  (State or other jurisdiction of incorporation or organization)

                               6733
     (Primary Standard Industrial Classification Code Number)

                           applied for
                (IRS Employer Identification No.)


                  8515 East Orchard Road
                Englewood, Colorado 80111
                      (303) 689-3000
 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive
                         offices)

                   Mitchell T.G. Graye
    Senior Vice President and Chief Financial Officer
       Great-West Life & Annuity Insurance Company
                  8515 East Orchard Road
                Englewood, Colorado, 80111
                      (303) 689-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           -----------

                            Copies to:

                         David W. Hirsch
                Cleary, Gottlieb, Steen & Hamilton
                        One Liberty Plaza
                        New York, NY 10006
                          (212) 225-2000


                           Lee Meyerson
                    Simpson Thacher & Bartlett
                       425 Lexington Avenue
                  New York, New York 10017-3954
                          (212) 455-2000

                           -----------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this
                     Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------
                                 Proposed   Proposed        Amount
                                 Maximum    Maximum         of
Title of Each     Amount         Offering   Aggregate       Regis-
Class of          to be          Price      Offering        tration
Securities        Registered     Per Unit   Price           Fee
-------------------------------------------------------------------
Capital
 Securities
 of Great-West
 Life &
 Annuity
 Insurance
 Capital I .......   6,000,000     $25     $150,000,000     $44,250
-------------------------------------------------------------------
Junior
 Subordinated
 Debentures of
 GWL&A Finan-
 cial Inc. (1) ...$150,000,000     N/A     $150,000,000         N/A
-------------------------------------------------------------------
Guarantee by
 GWL&A
 Financial Inc.
 of the Capital
 Securities (2) ..         (2)     (2)              (2)         N/A
-------------------------------------------------------------------
Total ............                 N/A     $150,000,000(3)  $44,250
-------------------------------------------------------------------
(1) No separate consideration will be received for the Junior Subordinated Deferrable Interest Debentures of GWL&A
    Financial Inc. (the "Junior Subordinated Debentures") distributed upon any liquidation of Great-West Life & Annuity Insurance Capital I and the distribution of the assets thereof.
(2) No separate consideration will be received for the Guarantee by GWL&A Financial Inc.
(3) Such amount represents the liquidation amount of the Great-West Life & Annuity Insurance Capital I Capital Securities (the "Capital Securities") and the principal amount of the Junior Subordinated Debentures that may be distributed to holders of the Capital Securities upon any liquidation of Great-West Life & Annuity Insurance Capital I and the distribution of the assets thereof.

     Each of the Registrants hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until each of the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=================================================================

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR      +
+ AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE         +
+ SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE + + COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS +
+ TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION         +
+ STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT        +
+ CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER + + TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY + + STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE +
+ SECURITIES LAWS OF ANY SUCH STATE.                            +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


         Subject to Completion, dated September 28, 1998

PROSPECTUS

                                                [GREAT-WEST LOGO]

                           $150,000,000
          GREAT-WEST LIFE & ANNUITY INSURANCE CAPITAL I

                              SKIS SM*

             % Subordinated Capital Income Securities
          (Liquidation Amount $25 per Capital Security)

           fully and unconditionally guaranteed to the
                    extent set forth herein by
                       GWL&A FINANCIAL INC.

                           -----------

      The     % Subordinated Capital Income Securities (the
"Capital Securities") offered hereby represent undivided beneficial ownership interests in the assets of Great-West Life & Annuity Insurance Capital I, a Delaware statutory business trust (the "Trust"). GWL&A Financial Inc., a Delaware corporation ("GWL&A Financial" or the "Company"), will be the owner of all of the beneficial ownership interests represented by common securities of the Trust (the "Common Securities"; together with the Capital Securities, the "Trust Securities"). The Trust exists for the sole purpose of issuing the Capital Securities and the
Common Securities and investing the proceeds thereof in     %
Junior Subordinated Debentures (the "Junior Subordinated Debentures") to be issued by the Company.

      Application will be made to have the Capital Securities approved for listing on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Capital Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Capital Securities. See "Underwriting."
                                         (continued on next page)

      SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR CERTAIN
INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES.

                           -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.


=================================================================
                Initial Public    Underwriting      Proceeds to
              Offering Price (1)  Commissions (2)   Trust (3)(4)
-----------------------------------------------------------------
Per Capital
 Security           $                 (3)               $
-----------------------------------------------------------------
Total          $                      (3)           $
=================================================================
(1) Plus accrued distributions, if any, from          , 1998.
(2) The Trust and the Company have each agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Capital Securities will be invested in the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriters, as compensation for their arranging the
    investment therein of such proceeds,         per Capital
    Security (or $       in the aggregate). See "Underwriting."
(4) Before deducting expenses payable by the Company, estimated
    at $          .

                           -----------

      The Capital Securities are offered, subject to prior sale, when, as and if issued to and accepted by the several Underwriters and subject to certain conditions. It is expected that delivery of the Capital Securities will be made in book-entry form through the facilities of The Depository Trust
Company on or about     , 1998 at the offices of Lehman Brothers
Inc., New York, New York against payment therefor in immediately available funds.

                           -----------

LEHMAN BROTHERS
              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                                J.P. MORGAN & CO.

         , 1998

*  SKIS is a servicemark of Lehman Brothers Inc.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CAPITAL SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                           -----------

(Continued from previous page)

      The Junior Subordinated Debentures will mature on        ,
2028 (the "Stated Maturity"). The Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of Capital Securities--Subordination of Common Securities."

      Holders of the Capital Securities will be entitled to receive cumulative cash distributions accruing from the date of
original issuance and payable quarterly in arrears on         ,
         , and         of each year, commencing        , 1998, at
the annual rate of     % of the liquidation amount of $25 per
Capital Security (the "Distributions"). The distribution rate and the distribution payment dates and other payment dates of the Capital Securities will correspond to the interest rate and interest payment dates and other payment dates of the Junior Subordinated Debentures, which will be the sole assets of the Trust. The Company will guarantee the payment of Distributions and payments on liquidation of the Trust or redemption of the Capital Securities, but only in each case to the extent of funds held by the Trust, as described herein (the "Guarantee"). See "Description of Guarantee." If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Capital Securities. The Company's obligations under the Guarantee, taken together with its obligations under the Junior Subordinated Debentures and the Indenture (as defined herein), including its obligation to pay all costs, expenses and liabilities of the Trust (other than with respect to the Capital Securities), constitute a full and unconditional guarantee of all of the Trust's obligations under the Capital Securities. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures--Subordination") of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries. As of June 30, 1998, the Company had no Senior Indebtedness outstanding, and the Company's consolidated subsidiaries had indebtedness and other liabilities (excluding obligations to policyholders under outstanding insurance policies) of approximately $123.7 million to which the Guarantee and the Junior Subordinated Debentures would be effectively subordinated.

      The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures or end on a day other than an Interest Payment Date (as defined herein). Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. Accordingly, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. If interest payments on the Junior Subordinated Debentures are so deferred, distributions on the Capital Securities will also be deferred and the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu in all respects with or junior to the Junior Subordinated

Debentures (other than (a) dividends or distributions in the form of stock, warrants, options or other rights where the dividend stock or the stocks issuable upon exercise of such warrants, options or other right is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of rights, stock or other property under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (d) as a result of reclassification of the Company's capital stock into one or more other classes or series of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for another class or series of the Company's capital stock, or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (e) the purchase of fractional interests in the shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (f) repurchases, redemptions or other acquisitions of common stock related to the issuance of common stock or rights under any of the Company's employment contract, benefit plans or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period). During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Capital Securities are entitled will accumulate)
at the rate of       % per annum to the extent permitted by
applicable law, compounded quarterly, and holders of the Capital Securities will be required to include the stated interest on their pro rata share of the Capital Securities in their gross income as original issue discount ("OID") even though the cash payments attributable thereto have not been made. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "U.S. Federal Income Tax Consequences--Interest Income and Original Issue Discount."

         The Junior Subordinated Debentures are not redeemable
prior to          , 2003 unless a Special Event (as defined
herein) has occurred. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on
or after          , 2003, at any time, in whole or in part, at a
redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, or (ii) at any time, in whole but not in part, within 90 days of the occurrence and continuation of a Special Event at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption, in an amount equal to the aggregate principal amount of related Junior Subordinated Debentures maturing or being redeemed and at a redemption price equal to the redemption price of such Junior Subordinated Debentures, in each case plus accumulated and unpaid Distributions thereon to the date of redemption.

      The Company will have the right, at any time, to terminate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and the Common Securities in liquidation of the Trust. If the Junior Subordinated Debentures are distributed to the holders of Capital Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or such other stock exchanges or inter-dealer quotation system, if any, on which the Capital Securities are then listed or quoted. See "Description of Capital Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures" and "Description of Junior Subordinated Debentures--Distribution of Junior Subordinated Debentures; Book-Entry Issuance."

      In the event of the liquidation of the Trust, after satisfaction of the claims of creditors of the Trust, if any, as provided by applicable law, the holders of the Capital Securities will be entitled to receive a liquidation amount of $25 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Junior Subordinated Debentures as described above. If such liquidation amount can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation amount, then the amounts payable directly by the Trust on the Capital Securities shall be paid on a pro rata basis. The holder of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Capital Securities, except that if an Indenture Event of Default (as defined herein) has occurred and is continuing, the Capital Securities will have a priority over the Common Securities. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution."

                          -------------

                    FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent the Company's beliefs concerning future or projected levels of sales of the Company's products, investment spreads or yields, or the earnings or profitability of the Company's activities. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, some of which may be national in scope, such as general economic conditions and interest rates, some of which may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation, and others of which may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio, and other factors. Readers are also directed to consider other risks and uncertainties discussed in documents filed by Great-West Life & Annuity Insurance Company and the Company and certain of its subsidiaries with the Securities and Exchange Commission (the "SEC" or "Commission"). See "Available Information."

                             SUMMARY

      This summary is qualified by the more detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Prospectus. Prospective investors are urged to read this Prospectus in its entirety.

      The Company was formed on September 16, 1998 to act as a holding company for Great-West Life & Annuity Insurance Company, a Colorado life insurance company ("GWL&A"), and its subsidiaries. Following the completion of the reorganization described below (the "Reorganization"), the Company will hold all of the outstanding common shares of GWL&A, and the assets and liabilities of the Company immediately after the Reorganization will be substantially the same as the assets and liabilities of GWL&A immediately prior to the Reorganization. Accordingly, unless the context otherwise requires, all financial and other information in this Prospectus is presented as if the Reorganization has been completed for all periods discussed.

                             The Trust

      The Trust is a statutory business trust created under the Delaware Business Trust Act, as amended (the "Trust Act"), pursuant to a declaration of trust (as amended and restated, the "Declaration") and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The Company will acquire Common Securities in an aggregate liquidation preference equal to at least 3% of the total capital of the Trust. All of the Common Securities will be owned directly by the Company. The Trust will use all of the proceeds derived from the issuance of the Capital Securities and the Common Securities to purchase the Junior Subordinated Debentures and, accordingly, the assets of the Trust will consist solely of the Junior Subordinated Debentures and payments made thereunder will be the sole revenue of the Trust. The Trust exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial ownership interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

                            The Company

      The Company is a wholly-owned subsidiary of The Great-West Life Assurance Company ("Great-West Life"), a Canadian life insurance company. Great-West Life is a subsidiary of Great-West Lifeco Inc. ("Great-West Lifeco"), a Canadian holding company. Great-West Lifeco is in turn a subsidiary of Power Financial Corporation ("Power Financial"), a Canadian holding company with substantial interests in the financial services industry. Power Corporation of Canada ("Power Corporation"), a Canadian holding and management company, has voting control of Power Financial. Mr. Paul Desmarais, through a group of private holding companies, which he controls, has voting control of Power Corporation. Common and preferred shares of Great-West Life, Great-West Lifeco, Power Financial and Power Corporation are traded publicly in Canada. The Company is incorporated in Delaware and maintains its principal executive offices in Englewood, Colorado.

                               GWL&A

      GWL&A is a stock life insurance company originally organized in 1907. GWL&A is authorized to engage in the sale of life insurance, accident and health insurance and annuities. It is qualified to do business in all states in the United States except New York, and in the District of Columbia, Puerto Rico and Guam. GWL&A conducts business in New York through First Great-West Life & Annuity Insurance Company, a wholly-owned subsidiary New York life insurance company. As of June 30, 1998, GWL&A ranked among the top 25 of all U.S. life insurers in terms of assets.

      GWL&A operates in one business segment as a provider of life, health and annuity products. Its major business units are:

Employee Benefits:     Life, health, disability income and 401(k)
                       products for group clients; and

Financial Services:    Accumulation and payout annuity products
                       for both group and individual clients,
                       primarily in the public/non-profit sector, as well as insurance products for individual clients.

                          Reorganization

      Prior to the closing of the Offering, Great-West Life (the current parent corporation of GWL&A) will cause all of the outstanding shares of GWL&A's common stock to be contributed to the Company. The consolidated assets and liabilities of the Company immediately after the Reorganization will be substantially the same as the assets and liabilities of GWL&A immediately prior to the Reorganization.

      The Offering is conditioned upon, among other things, the consummation of the Reorganization. The accounting for the Reorganization is similar to the accounting for a pooling of interest as it represents a combination of entities under common control.

                        Recent Developments

      On July 8, 1998, GWL&A completed its purchase of all of the outstanding shares of Anthem Health & Life Insurance Company ("AH&L") of Piscataway, New Jersey. The purchase price of $87.8 million was based on AH&L's adjusted book value, and is subject to further adjustments. GWL&A will operate AH&L as a wholly-owned subsidiary with a separate sales organization.

      On September 30, 1998, GWL&A and Great-West Life expect to enter into an Indemnity Reinsurance Agreement pursuant to which
(i) GWL&A will reinsure by coinsurance certain Great-West Life individual non-participating life insurance policies and (ii) Great-West Life will transfer to GWL&A assets with a value of approximately $430 million in support of the reinsured liability.

      Also on September 30, 1998, GWL&A will repurchase for cash all of its outstanding shares of preferred stock, which are currently held by Great-West Life, at their face value of $121.8 million.

                           The Offering

The Trust................     Great-West Life & Annuity Insurance
                              Capital I, a Delaware statutory
                              business trust. The sole assets of
                              the Trust will be the Junior
                              Subordinated Debentures.

Securities Offered.......         % Capital Securities evidencing
                              undivided beneficial ownership
                              interests in the assets of the
                              Trust. The holders thereof will be
                              entitled to a preference in certain
                              circumstances with respect to
                              Distributions and amounts payable
                              on redemption or liquidation over
                              the Common Securities.

Distributions............     Holders of the Capital Securities
                              will be entitled to receive
                              cumulative cash distributions
                              accruing from the date of original
                              issuance and payable quarterly in
                              arrears on          ,             ,
                                        and         of each year,
                              commencing         , 1998, at the
                              annual rate of      % of the
                              liquidation amount of $25 per
                              Capital Security. The distribution
                              rate and the distribution payment
                              date and other payment dates for
                              the Capital Securities will
                              correspond to the interest rate and
                              interest payment date and other
                              payment dates on the Junior
                              Subordinated Debentures. See
                              "Description of Capital
                              Securities."

Junior Subordinated
Debentures ..............     The Trust will invest the proceeds
                              from the issuance of the Capital
                              Securities and Common Securities in
                              an equivalent amount of      %
                              Junior Subordinated Debentures of
                              the Company. The Junior Subordi-
                              nated Debentures will mature on
                                      , 2028. The Junior Subordi-
                              nated Debentures will rank
                              subordinate and junior in right of
                              payment to all Senior Indebtedness
                              of the Company. In addition, the
                              Company's obligations under the
                              Junior Subordinated Debentures will
                              be structurally subordinated to all
                              existing and future liabilities and
                              obligations of its subsidiaries.
                              See "Risk Factors--Ranking of
                              Subordinate Obligations Under the
                              Guarantee and the Junior
                              Subordinated Debentures" and
                              "Description of Junior Subordinated
                              Debentures--Subordination."

Guarantee................     Payment of distributions out of
                              moneys held by the Trust, and
                              payments on liquidation of the
                              Trust or the redemption of Capital
                              Securities, are guaranteed by the
                              Company to the extent the Trust has
                              funds available therefor. If the
                              Company does not make principal or
                              interest payments on the Junior
                              Subordinated Debentures, the Trust
                              will not have sufficient funds to
                              make Distributions (as defined
                              herein) on the Capital Securities,
                              in which event the Guarantee shall
                              not apply to such Distributions
                              until the Trust has sufficient
                              funds available therefor. The
                              Company's obligations under the
                              Guarantee, taken together with its
                              obligations under the Junior
                              Subordinated Debentures and the
                              Indenture, including its obligation
                              to pay all costs, expenses and
                              liabilities of the Trust (other
                              than with respect to the Capital
                              Securities), constitute a full and
                              unconditional guarantee of all of
                              the Trust's obligations under the
                              Capital Securities. See
                              "Description of Guarantee" and
                              "Relationship Among the Capital

                              Securities, the Junior Subordinated
                              Debentures and the Guarantee." The
                              obligations of the Company under
                              the Guarantee are subordinate and
                              junior in right of payment to all
                              Senior Indebtedness of the Company.
                              See "Risk Factors--Ranking of
                              Subordinated Obligations Under the
                              Guarantee and the Junior
                              Subordinated Debentures" and
                              "Description of Guarantee."

Right to Defer Interest..     The Company has the right to defer
                              payment of interest on the Junior
                              Subordinated Debentures at any time
                              or from time to time for a period
                              not exceeding 20 consecutive
                              quarters with respect to each
                              Extension Period, provided that no
                              Extension Period may extend beyond
                              the Stated Maturity of the Junior
                              Subordinated Debentures or end on a
                              day other than an Interest Payment
                              Date. Upon the termination of any
                              such Extension Period and the
                              payment of all amounts then due on
                              any Interest Payment Date, the
                              Company may elect to begin a new
                              Extension Period subject to the
                              requirements set forth herein. If
                              interest payments on the Junior
                              Subordinated Debentures are so
                              deferred, distributions on the
                              Capital Securities will also be
                              deferred for an equivalent period
                              and the Company may not, and may
                              not permit any subsidiary of the
                              Company to, (i) declare or pay any
                              dividends or distributions on, or
                              redeem, purchase, acquire, or make
                              a liquidation payment with respect
                              to, the Company's capital stock,
                              (ii) make any payment of principal,
                              interest or premium, if any, on or
                              repay, repurchase or redeem any
                              debt securities that rank pari
                              passu with or junior to the Junior
                              Subordinated Debentures or (iii)
                              make any guarantee payments with
                              respect to any guarantee by the
                              Company of the debt securities of
                              any subsidiary of the Company if
                              such guarantee ranks pari passu
                              with or junior to the Junior
                              Subordinated Debentures (other than
                              (a) dividends or distributions in
                              the form of stock, warrants,
                              options or other rights where the
                              dividend stock or the stocks
                              issuable upon exercise of such
                              warrants, options or other right is
                              the same stock as that on which the
                              dividend is being paid or ranks
                              pari passu with or junior to such
                              stock, (b) payments under the
                              Guarantee, (c) any declaration of a
                              dividend in connection with the
                              implementation of a shareholders'
                              rights plan, or the issuance of
                              rights, stock or other property
                              under any such plan in the future,
                              or the redemption or repurchase of
                              any such rights pursuant thereto,
                              (d) as a result of reclassification
                              of the Company's capital stock into
                              one or more other classes or series
                              of the Company's capital stock or
                              the exchange or conversion of one
                              class or series of the Company's
                              capital stock (or any capital stock
                              of a subsidiary of the Company) for
                              another class or series of the
                              Company's capital stock, or of any
                              class or series of the Company's
                              indebtedness for any class or
                              series of the Company's capital
                              stock, (e) the purchase of
                              fractional interests in the shares
                              of the Company's capital stock
                              pursuant to the conversion or
                              exchange provisions of such capital
                              stock or the security being
                              converted or exchanged and (f)
                              repurchases, redemptions or other
                              acquisitions of common stock
                              related to the issuance of common
                              stock or rights under any of the
                              Company's employment contract,
                              benefit plans or
                              other similar arrangement with or
                              for the benefit of one or more
                              employees, officers, directors or
                              consultants, in connection with a
                              dividend reinvestment or
                              stockholder stock purchase plan or
                              in connection with the issuance of
                              capital stock of the Company (or
                              securities convertible into or
                              exercisable for such capital stock)
                              as consideration in an acquisition
                              transaction entered into prior to
                              the applicable Extension Period).
                              During an Extension Period,
                              interest on the Junior Subordinated
                              Debentures will continue to accrue
                              (and the amount of Distributions to
                              which holders of the Capital
                              Securities are entitled will
                              accumulate) at the rate of % per
                              annum, compounded quarterly, and
                              holders of Capital Securities will
                              be required to include the stated
                              interest on their pro rata share of
                              the Capital Securities in their
                              gross income as OID even though the
                              cash payments attributable thereto
                              have not been made. See
                              "Description of Junior Subordinated
                              Debentures--Option to Extend
                              Interest Payment Period" and "U.S.
                              Federal Income Tax
                              Consequences--Interest Income and
                              Original Issue Discount."

Redemption...............     The Junior Subordinated Debentures
                              are redeemable by the Company in
                              whole or in part on or after
                                         , 2003, or at any time,
                              in whole but not in part, upon the
                              occurrence of a Special Event. If
                              the Junior Subordinated Debentures
                              are redeemed, the Trust will redeem
                              Trust Securities having an
                              aggregate liquidation amount equal
                              to the aggregate principal amount
                              of the Junior Subordinated
                              Debentures so redeemed. The Trust
                              Securities will be redeemed upon
                              maturity of the Junior Subordinated
                              Debentures. See "Description of
                              Capital
                              Securities--Redemption--Mandatory
                              Redemption" and "--Special Event
                              Redemption or Distribution of
                              Junior Subordinated Debentures."

Liquidation of the
Trust. ..................     The Company will have the right, at
                              any time, to dissolve the Trust and
                              after satisfaction of claims of
                              creditors of the Trust, if any, as
                              required by applicable law, cause
                              the Junior Subordinated Debentures
                              to be distributed to the holders of
                              the Capital Securities and the
                              Common Securities in liquidation of
                              the Trust. If the Junior
                              Subordinated Debentures are
                              distributed to the holders of
                              Capital Securities upon the
                              liquidation of the Trust, the
                              Company will use its best efforts
                              to list the Junior Subordinated
                              Debentures on the New York Stock
                              Exchange or on such other stock
                              exchanges or inter-dealer quotation
                              system, if any, on which the
                              Capital Securities are then listed
                              or quoted. See "Description of
                              Junior Debentures--Distribution
                              of Junior Subordinated Debentures;
                              Book-Entry Issuance."

                              In the event of the liquidation of
                              the Trust, after satisfaction of
                              the claims of creditors of the
                              Trust, if any, as provided by
                              applicable law, the holders of the
                              Capital Securities will be entitled
                              to receive a liquidation amount of
                              $25 per Capital Security plus
                              accumulated and unpaid
                              Distributions thereon to the date
                              of payment, which may be in the
                              form of a distribution of such
                              amount in Junior Subordinated

                              Debentures as described above. If
                              such Liquidation Distribution (as
                              defined herein) can be paid only in
                              part because the Trust has
                              insufficient assets available to
                              pay in full the aggregate
                              Liquidation Distribution, then the
                              amounts payable directly by the
                              Trust on the Capital Securities
                              shall be paid on a pro rata basis.
                              The holder of the Common Securities
                              will be entitled to receive
                              distributions upon any such
                              liquidation pro rata with the
                              holders of the Capital Securities,
                              except that if an Indenture Event
                              of Default has occurred and is
                              continuing, the Capital Securities
                              shall have a priority over the
                              Common Securities. See "Description
                              of Capital Securities--Liquidation
                              Distribution Upon Dissolution."

Use of Proceeds..........     The proceeds from the sale of the
                              Capital Securities will be used to
                              purchase the Junior Subordinated
                              Debentures. The Company expects
                              that the proceeds from the sale of
                              the Junior Subordinated Debentures
                              will be contributed as regulatory
                              capital to GWL&A for general
                              corporate purposes. See "Use of
                              Proceeds."

          Pro Forma Summary Consolidated Financial Data

      The following table sets forth pro forma summary consolidated financial information of the Company. The pro forma consolidated financial data as of and for the years ended December 31, 1997, 1996, and 1995 has been derived from audited financial statements of GWL&A and of the Company, adjusted and restated for all periods presented to reflect the Reorganization, consisting of the formation and capitalization of the Company and the effect of Great-West Life's contribution of all of the outstanding shares of GWL&A's common stock to the Company. The pro forma consolidated financial data as of and for the six months ended June 30, 1998 and 1997 has been derived from the unaudited financial statements of GWL&A, adjusted and restated for the Reorganization, and includes all adjustments (consisting of normal recurring accruals) that management considers necessary for a fair presentation of the Company's results of operations and financial position for the periods presented. The following pro forma information should be read in conjunction with the consolidated financial statements of GWL&A, together with the related notes thereto, incorporated herein by reference. The pro forma information as of and for the six-month periods ended June 30, 1998 and June 30, 1997 is not necessarily indicative of the financial condition and operating results for the entire year.


PRO FORMA INCOME                        Six Months Ended June 30,               Year Ended December 31,
STATEMENT DATA                         ---------------------------    --------------------------------------------
                                           1998             1997            1997           1996           1995
                                       ------------   ------------    ------------    ------------    ------------
INCOME STATEMENT DATA                                             (dollars in thousands)

REVENUES:
Premium and fee income .............   $    595,577   $    718,749    $  1,301,659    $  1,199,248    $  1,067,427
Net investment income ..............        447,425        430,395         881,673         836,642         835,046
Net realized gains (losses) on
   investment ......................         19,315         (7,160)          9,800         (21,078)          7,465
                                       ------------   ------------    ------------    ------------    ------------
                                          1,062,317      1,141,984       2,193,132       2,014,812       1,909,938
                                       ------------   ------------    ------------    ------------    ------------

BENEFITS AND EXPENSES:
Life and other policy benefits .....        292,468        251,842         543,903         515,750         557,469
Increase in reserves ...............         48,163        183,374         245,811         229,198          98,797
Interest paid or credited to .......        527,784        562,263
   contractholders .................        246,995        270,596         561,786
Provision for policyholders' share
   of earnings (losses) on
   participating business ..........          3,359          4,514           3,753              (7)          2,027
Dividends to policyholders .........         34,125         34,013          63,799          49,237          48,150
                                       ------------   ------------    ------------    ------------    ------------
                                            625,110        744,339       1,385,050       1,355,964       1,268,706
                                       ------------   ------------    ------------    ------------    ------------

Commissions ........................         56,836         50,031         102,150         106,561         122,926
Operating expenses .................        231,823        205,329         425,422         336,719         314,810
Premium taxes ......................         13,184          9,297          24,153          25,021          26,884
                                       ------------   ------------    ------------    ------------    ------------
                                            926,953      1,008,996       1,936,775       1,824,265       1,733,326
                                       ------------   ------------    ------------    ------------    ------------

INCOME BEFORE INCOME TAXES .........        135,364        132,988         256,357         190,547         176,612
                                       ------------   ------------    ------------    ------------    ------------
PROVISION FOR INCOME TAXES:
   Current .........................         41,289         32,105         103,794          77,134          88,366
   Deferred ........................          3,746         22,932          (6,197)        (39,434)
                                       ------------   ------------    ------------    ------------    ------------
                                                                                                           (21,162)
                                             45,035         55,037          97,597          55,972          48,932
                                       ------------   ------------    ------------    ------------    ------------
NET INCOME .........................   $     90,329   $     77,951    $    158,760    $    134,575    $    127,680
                                       ============   ============    ============    ============    ============


                               11


PRO FORMA BALANCE                             As of June 30,                        As of December 31,
SHEET DATA                             ---------------------------    --------------------------------------------
                                           1998             1997            1997           1996           1995
                                       ------------   ------------    ------------    ------------    ------------
BALANCE SHEET DATA                                               (dollars in thousands)

ASSETS:
Fixed Maturities:
   Held-to-maturity, at amortized ..   $  2,068,487   $  2,056,111    $  2,082,716    $  1,992,681    $  2,054,204
   cost
   Available-for-sale, at fair value      6,665,040      6,339,975       6,698,629       6,206,478       6,263,187
Common stock .......................         42,401         49,808          39,021          19,715           9,440
Mortgage loans on real estate, net .      1,135,750      1,385,760       1,235,594       1,487,575       1,713,195
Real estate, net ...................         72,700         55,951          93,775          67,967          60,454
Policy loans .......................      2,784,178      2,590,483       2,657,116       2,523,477       2,237,745
Short-term investments,
available-for-sale (cost
approximates fair value) ...........        368,698        422,556         399,131         419,008         134,835
                                       ------------   ------------    ------------    ------------    ------------

     Total Investments .............     13,137,254     12,900,644      13,205,982      12,716,901      12,473,060

Cash ...............................         89,757        118,466         126,528         125,432          91,189
Deferred policy acquisition costs ..        238,390        272,418         255,442         282,780         278,526
Other assets .......................        678,044        667,692         642,562         741,740         840,815
Separate account assets ............      9,087,909      6,832,172       7,847,451       5,484,631       3,998,878
                                       ------------   ------------    ------------    ------------    ------------

TOTAL ASSETS .......................   $ 23,231,354   $ 20,791,392    $ 22,077,965    $ 19,351,484    $ 17,682,468
                                       ============   ============    ============    ============    ============

POLICY BENEFIT LIABILITIES:
Policy reserves ....................   $ 11,150,948   $ 10,988,788    $ 11,102,719    $ 11,022,595    $ 10,845,935
Policy and contract claims .........        378,084        392,089         375,499         372,327         359,791
Policyholders' funds ...............        184,887        172,552         165,106         153,867         154,872
Other liabilities ..................        131,235        134,191         147,872         138,678         131,322

GENERAL LIABILITIES:
Due to Parent Corporation ..........        123,663        150,129         126,656         151,431         149,974
Other general liabilities ..........        783,598        871,376         984,628         860,236         911,708
Undistributed earnings on
   participating business ..........        145,215        141,949         141,865         133,255         136,617
Separate account liabilities .......      9,087,909      6,832,172       7,847,451       5,484,631       3,998,878
                                       ------------   ------------    ------------    ------------    ------------

     Total Liabilities .............   $ 21,985,539   $ 19,683,246    $ 20,891,796    $ 18,317,020    $ 16,689,097
                                       ------------   ------------    ------------    ------------    ------------

STOCKHOLDER'S EQUITY:
Preferred stock ....................        121,800        121,800         121,800         121,800         121,800
Common stock .......................            250            250             250             250             250
Additional paid-in capital .........        697,780        697,780         697,780         671,297         664,297
Accumulated other comprehensive
   income ..........................         58,899         18,868          52,807          14,951          58,763
Retained earnings ..................        367,086        269,448         313,532         226,166         148,261
                                       ------------   ------------    ------------    ------------    ------------

     Total Stockholder's Equity ....      1,245,815      1,108,146       1,186,169       1,034,464         993,371
                                       ------------   ------------    ------------    ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDER'S
EQUITY .............................   $ 23,231,354   $ 20,791,392    $ 22,077,965    $ 19,351,484    $ 17,682,468
                                       ============   ============    ============    ============    ============


                               12


                           RISK FACTORS

      Prospective investors should carefully review the following factors, as well as the other information contained in this Prospectus, before deciding to make an investment in Capital
Securities.

Ranking of Subordinated Obligations Under the Guarantee and the
Junior Subordinated Debentures

      The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Capital
Securities and under the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries. At June 30, 1998, the Company had no Senior
Indebtedness outstanding, and the Company's consolidated subsidiaries had indebtedness and other liabilities (exclusive of obligations to policyholders) of approximately $123.7 million to which the obligations of the Company would be effectively subordinated. None of the Indenture, the Guarantee or the Declaration places any limitation on the amount of secured or unsecured Senior Indebtedness that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of Junior Subordinated
Debentures--Subordination."

Status as a Holding Company

      As a holding company, the ability of the Company to pay interest and principal on the Junior Subordinated Debentures will depend significantly on the receipt of dividends or other distributions from the Company's subsidiaries. The Company's principal subsidiary is GWL&A. The ability of GWL&A to pay dividends or make other distributions to the Company generally is dependent on GWL&A's compliance with applicable regulatory restrictions. Under Colorado law, GWL&A cannot, without the approval of the Colorado Commissioner of Insurance, pay a dividend if, as a result of such payment, the total of all dividends paid in the preceding twelve months would exceed the greater of (i) 10% of GWL&A's surplus as regards policyholders as of the preceding December 31 or (ii) GWL&A's net gain from operations for the 12-month period ending as of the preceding
December 31.

      In addition, the right of the Company to participate in any distribution of assets of any subsidiary, including GWL&A, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution), will be subject to the prior claims of creditors of that subsidiary (including policyholders), except to the extent that any claims of the Company as a creditor of such subsidiary may be recognized as such. Accordingly, the Capital Securities will effectively be subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of the Capital Securities should look only to the assets of the Company for payments on the Capital Securities.

Limitation on Enforcement of Certain Rights by Holders of Capital
Securities

      If a Trust Enforcement Event (as defined herein) occurs and is continuing, then the holders of Capital Securities would rely on the enforcement by the Property Trustee (as defined herein) of its rights as a holder of the Junior Subordinated Debentures against the Company. The holders of a majority in liquidation preference of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property
Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debentures. If the Property
Trustee fails to enforce its rights with respect to the Junior
Subordinated Debentures held by the Trust, any record holder of Capital Securities may institute legal proceedings directly against the Company to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity.


                               13


      If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise. In such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. However, if the Company failed to pay interest on or principal of the Junior Subordinated Debentures when such payment is due and payable, then a holder of Capital Securities may directly institute a proceeding against the Company under the Indenture for enforcement of payment to such holder of the interest on or principal of such Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder (a "Direct
Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by the Company to such holder of Capital Securities in such Direct
Action. Except as set forth herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated
Debentures. See "Description of Capital Securities--Trust
Enforcement Events," "Description of Guarantee," "Description of
Junior Subordinated Debentures--Indenture Events of Default" and
"--Enforcement of Certain Rights by Holders of Capital
Securities."

Option to Extend Interest Payment Period; Tax Consequences

      The Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures.
As a consequence of any such deferral, quarterly Distributions on the Capital Securities by the Trust will be deferred during any such Extension Period but would continue to accumulate at the rate of % per annum to the extent permitted by applicable law, compounded quarterly during any Extension Period. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior to the Junior
Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior to the Junior Subordinated Debentures (other than (a) dividends or distributions in the form of stock, warrants, options or other rights where the dividend stock or the stocks issuable upon exercise of such warrants, options or other right is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of rights, stock or other property under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (d) as a result of reclassification of the Company's capital stock into one or more other classes or series of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for another class or series of the Company's capital stock, or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (e) the purchase of fractional interests in the shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (f) repurchases, redemptions or other acquisitions of common stock related to the issuance of common stock or rights under any of the Company's employment contract, benefit plans or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated


                               14


Debentures. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. See "Description of Capital
Securities--Distributions" and "Description of Junior
Subordinated Debentures--Option to Extend Interest Payment
Period."

      If the Company defers payment of interest on the Junior
Subordinated Debentures, a holder of Capital Securities will continue to accrue income (in the form of OID) for United States federal income tax purposes in respect of its pro rata share of the Junior Subordinated Debentures held by the Trust. As a result, a holder of Capital Securities will include such interest income in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such interest income, and will not receive the cash related to such income from the Trust if the holder disposes of the Capital
Securities prior to the record date for the payment of Distributions with respect to such Extension Period. See "U.S.
Federal Income Tax Consequences--Interest Income and Original
Issue Discount" and "--Sale or Redemption of Capital Securities."

      The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Capital Securities is likely to be adversely affected. A holder that disposes of its Capital
Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Capital Securities (which represent preferred undivided beneficial interests in the Junior
Subordinated Debentures) may be more volatile than the market prices of other similar securities on which the Company does not have such right to defer interest payments.

Special Event Redemption

      Upon the occurrence and continuation of a Special Event, the Company has the right, subject to any necessary regulatory approval, to redeem the Junior Subordinated Debentures in whole
(but not in part) at the redemption price described herein within 90 days following the occurrence of such Special Event and thereby cause a mandatory redemption of the Capital Securities and Common Securities. See "U.S. Federal Income Tax
Consequences--Possible Tax Law Changes."

      A "Special Event" means a Tax Event or an Investment
Company Event. A "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to or change (including any announced prospective change) in the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein or (b) any judicial decision or any official administrative pronouncement (including any private letter ruling, technical advice memorandum or Chief
Counsel advice, as defined by the Code) or regulatory procedure
(an "Administrative Action"), regardless of whether such judicial decision or Administrative Action is issued to or in connection with a proceeding involving the Company or the Trust and whether or not subject to review or appeal, which amendment, change, decision or Administrative Action is enacted, released by the Internal Revenue Service, promulgated or announced, in each case, on or after the date of this Prospectus, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company or OID accruing on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. An "Investment Company Event" means the receipt by the Trust of an opinion of counsel, rendered by a law firm having a recognized securities practice, to the effect that, as a result of the


                               15


occurrence of a Change in Investment Company Act Law (as defined herein), the Trust is or will be considered an "investment company" that is required to be registered under the Investment
Company Act of 1940, as amended (the "Investment Company Act"), which Change in Investment Company Act Law becomes effective on or after the date of original issuance of the Capital Securities.

Liquidation Distribution of Junior Subordinated Debentures

      The Company will have the right, at any time, to terminate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and the Common Securities in liquidation of the Trust. Under current
United States federal income tax law and interpretations thereof and assuming, as expected, the Trust is treated as a grantor trust for United States federal income tax purposes, a distribution by the Trust of the Junior Subordinated Debentures pursuant to a liquidation of the Trust will not be a taxable event to the Trust or to holders of the Capital Securities and will result in a holder of the Capital Securities receiving directly such holder's pro rata share of the Junior Subordinated
Debentures (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated
Debentures as a result of any event described in clauses (a) and
(b) of the definition of "Tax Event" above, or otherwise, the distribution of Junior Subordinated Debentures to holders of the Capital Securities by the Trust could be a taxable event to the Trust and each holder, and holders of the Capital Securities may be required to recognize gain or loss as if they had exchanged their Capital Securities for the Junior Subordinated Debentures they received upon the liquidation of the Trust. See "U.S.
Federal Income Tax Consequences--Distribution of Junior
Subordinated Debentures to Holders of Capital Securities Upon
Liquidation of the Trust."

      There can be no assurance as to the market prices for Capital Securities or Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a liquidation of the Trust occurs. Accordingly, the Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that a holder of Capital Securities may receive on liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. Because holders of Capital Securities may receive Junior Subordinated
Debentures on termination of the Trust, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated
Debentures contained herein. See "Description of Capital
Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures" and "Description of Junior
Subordinated Debentures--General."

Limited Voting Rights

      Holders of Capital Securities generally will have limited voting rights relating only to the modification of the Capital
Securities and certain other matters described herein. Holders of Capital Securities will not be entitled to vote to appoint, remove or replace any of the Trustees (as defined below), which voting rights are vested exclusively in the holder of the Common
Securities. The Trustees and the Company may amend the Declaration without the consent of holders of Capital Securities to ensure that the Trust will be classified as a grantor trust for United States federal income tax purposes, to ensure that the Junior Subordinated Debentures will be treated as indebtedness of the Company or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company
Act, provided, however, that in each case such action shall not adversely affect in any material respect the interests of any holder of Capital Securities or Common Securities. See
"Description of Capital Securities--Voting Rights; Amendment of the Declaration."




                               16
Trading Characteristics of Capital Securities

      The Capital Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. See
"U.S. Federal Income Tax Consequences--Sale or Redemption of
Capital Securities."

No Prior Market; Liquidity

      Prior to this offering, there has been no public market for the Capital Securities. Although the Company intends to apply for listing of the Capital Securities on the New York Stock Exchange, there can be no assurance that such listing will be approved or, if approved, that an active market for the Capital Securities will develop or be sustained in the future on such exchange.
Although the Underwriters have advised the Company that they intend to make a market in the Capital Securities as permitted by applicable laws and regulations prior to the commencement of trading on the New York Stock Exchange, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Capital Securities.


                               17


                          REORGANIZATION

      GWL&A Financial Inc. was formed on September 16, 1998 to act as a holding company for GWL&A and its subsidiaries. The
Company is incorporated in Delaware and maintains its principal executive offices in Englewood, Colorado.

      Prior to the closing of the Offering, Great-West Life (the current parent corporation of GWL&A) will cause all of the outstanding shares of GWL&A's common stock to be contributed to the Company. The consolidated assets and liabilities of the Company immediately after the Reorganization will be substantially the same as the assets and liabilities of GWL&A immediately prior to the Reorganization.

      The Offering is conditioned upon, among other things, the consummation of the Reorganization. The accounting for the Reorganization is similar to the accounting for a pooling of interest as it represents a combination of entities under common control.

                        RECENT DEVELOPMENTS

      On July 8, 1998, GWL&A completed its purchase of all of the outstanding shares of Anthem Health & Life Insurance Company
("AH&L") of Piscataway, New Jersey. The purchase price of $87.8 million was based on AH&L's adjusted book value, and is subject to further adjustments. GWL&A will operate AH&L as a wholly-owned subsidiary with a separate sales organization.

      On September 30, 1998, GWL&A and Great-West Life expect to enter into an Indemnity Reinsurance Agreement pursuant to which
(i) GWL&A will reinsure by coinsurance certain Great-West Life individual non-participating life insurance policies and (ii)
Great-West Life will transfer to GWL&A assets with a value of approximately $430 million in support of the reinsured liability.

      Also on September 30, 1998, GWL&A will repurchase for cash all of its outstanding shares of preferred stock, which are currently held by Great-West Life, at their face value of $121.8 million.


                               18


                          CAPITALIZATION

      The Company was formed on September 16, 1998 to act as a holding company for GWL&A and its subsidiaries. Following the completion of the Reorganization, the Company will hold all of the outstanding common shares of GWL&A, and the assets and liabilities of the Company immediately after the Reorganization will be substantially the same as the assets and liabilities of GWL&A immediately prior to the Reorganization. The following table sets forth the pro forma consolidated capitalization of the Company as of June 30, 1998 (after giving effect to the Reorganization), and as adjusted to give effect to (i) the repurchase by the Company on September 30, 1998 of all of its outstanding shares of preferred stock which are currently held by its parent, Great-West Life, at their face value of $121.8 million, and (ii) the consummation of the offering of the Capital
Securities.

                                                  As of
                                              June 30, 1998
                                        -------------------------
                                        Pro Forma      Pro Forma
                                         Actual       As Adjusted
                                        ---------     -----------
                                         (dollars in thousands)

Long-term debt.......................   $123,663      $

Guaranteed Preferred Beneficial
   Interests in the Company's
   Junior Subordinated Debentures(1)        --
                                       ---------

Stockholders' equity:
   Preferred stock...................    121,800
   Common stock......................        250
   Additional paid-in capital........    697,780
   Accumulated other compre-
     hensive income..................     58,899
   Retained earnings.................    367,086
                                       ---------
      Total stockholders' equity.....  1,245,815

Total capitalization................. $1,369,478

---------------------

(1) As described herein, the sole assets of the Trust will be
    $      aggregate principal amount of    % Junior Subordinated
    Debentures, issued by the Company to the Trust. The Junior
    Subordinated Debentures will mature on         , 2028. The
    Company owns all of the Common Securities of the Trust.


                               19


                          USE OF PROCEEDS

      The proceeds to the Trust from the offering of the Capital
Securities will be $ million. All of the proceeds from the sale of the Capital Securities will be invested by the Trust in the Junior Subordinated Debentures. The Company expects that the net proceeds from the sale of the Junior Subordinated Debentures ($ before expenses of the offering) will be contributed as regulatory capital to GWL&A for general corporate purposes.
Pending such use, the net proceeds may be temporarily invested in short-term obligations. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds.

    RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
       COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The Company's pro forma consolidated ratios of earnings to fixed charges and pro forma consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated are set forth below:

                           Six Months          Year Ended December 31,
                             Ended      ------------------------------------
                         June 30, 1998  1997    1996    1995    1994    1993
                         -------------  ----    ----    ----    ----    ----

Earnings to Fixed Charges:    28x        27x     18x     17x     10x     14x

Earnings to Combined
Fixed Charges and
Preferred Stock Dividend
Requirements:..........       12x        11x      9x      8x      5x      5x

      For purposes of computing the ratios, earnings represent net income before deduction for interest expense on long-term debt and income taxes, and fixed charges represent interest on long-term debt.

                       ACCOUNTING TREATMENT

      For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial
statements of the Company. The sole asset of the Trust will be
$          aggregate principal amount of Junior Subordinated
Debentures, issued by the Company to the Trust. The Capital
Securities will be presented in the consolidated balance sheet of the Company in a line entitled "Guaranteed Preferred Beneficial
Interests in the Company's Junior Subordinated Debentures," and
appropriate disclosures about the Capital Securities, the
Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements. For
financial reporting purposes, the Company will record
Distributions payable on the Capital Securities as an expense in its consolidated statements of income.


                                20


                            THE TRUST

      The Trust is a statutory business trust formed under the Delaware Business Trust Act, as amended (the "Trust Act"), pursuant to a declaration of trust and the filing of a certificate of trust with the Secretary of State of the State of Delaware (as amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration
Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Company will acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Trust will use all the proceeds derived from the issuance of the Capital Securities and the Common Securities to purchase the Junior Subordinated Debentures and, accordingly, the assets of the Trust will consist solely of the Junior Subordinated
Debentures. The Trust exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial ownership interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior
Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

      Pursuant to the Declaration, there will initially be five trustees (the "Trustees") for the Trust. Three of the Trustees
(the "Regular Trustees") will be individuals who are employees or officers of or who are affiliated with the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company and is indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act (the "Property
Trustee"). The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the
"Delaware Trustee"). Initially, The Bank of New York, a New York banking corporation, will act as Property Trustee, and its affiliate, The Bank of New York (Delaware), a Delaware corporation, will act as Delaware Trustee until, in each case, removed or replaced by the holder of the Common Securities. For purposes of compliance with the Trust Indenture Act, The Bank of New York will also act as trustee under the Trust Guarantee (the
"Guarantee Trustee").

      The Property Trustee will hold title to the Junior
Subordinated Debentures for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges with respect to the Junior Subordinated Debentures under the Indenture (as defined herein) as the holder of the Junior Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property
Account") to hold all payments made in respect of the Junior
Subordinated Debentures for the benefit of the holders of the Trust Securities. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities. The
Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any of the Trustees and to increase or decrease the number of Trustees; provided that the number of Trustees shall be at least three; and provided, further, that at least one Trustee shall be a Delaware Trustee, at least one Trustee shall be the Property Trustee and at least one Trustee shall be a Regular Trustee. The Company will pay all fees and expenses related to the organization and operations of the Trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other domestic taxing authority upon the Trust) and the offering of the Capital
Securities and be responsible for all debts and obligations of the Trust (other than with respect to the Capital Securities).

      For so long as the Capital Securities remain outstanding, the Company will covenant (i) to maintain directly or indirectly
100% ownership of the Common Securities, (ii) to cause the Trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the Declaration, (iii) to use its commercially reasonable efforts to ensure that the Trust will not be an "investment company" for purposes of the Investment Company Act, and (iv) to take no action that would be reasonably likely to cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.


                                21


      The rights of the holders of the Capital Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration and the Trust Act. See
"Description of Capital Securities." The Declaration and the
Guarantee also incorporate by reference the terms of the Trust
Indenture Act.

      The location of the principal executive office of the Trust is c/o GWL&A Financial Inc., 8515 East Orchard Road, Englewood,
Colorado 80111, and its telephone number is 303-689-3000.


                                22


                           THE COMPANY

      GWL&A Financial was formed on September 16, 1998 to act as a holding company for GWL&A, a Colorado life insurance company, and its subsidiaries. The Company is incorporated in Delaware and maintains its principal executive offices in Englewood, Colorado.

      The Company is a wholly-owned subsidiary of Great-West
Life, a Canadian life insurance company. Great-West Life is a subsidiary of Great-West Lifeco, a Canadian holding company.
Great-West Lifeco is in turn a subsidiary of Power Financial, a Canadian holding company with substantial interests in the financial services industry. Power Corporation, a Canadian holding and management company, has voting control of Power
Financial. Mr. Paul Desmarais, through a group of private holding companies, which he controls, has voting control of Power
Corporation. Common and preferred shares of Great-West Life, Great-West Lifeco, Power Financial and Power Corporation are traded publicly in Canada.

GWL&A

      GWL&A is a stock life insurance company originally organized in 1907. GWL&A is authorized to engage in the sale of life insurance, accident and health insurance and annuities. It is qualified to do business in all states in the United States except New York, and in the District of Columbia, Puerto Rico and Guam. GWL&A conducts business in New York through First
Great-West Life & Annuity Insurance Company, a wholly-owned subsidiary New York life insurance company. As of June 30, 1998,
GWL&A ranked among the top 25 of all U.S. life insurers in terms of assets.

Business of the Company

      The Company operates in one business segment as a provider of life, health and annuity products. Its major business units are:

Employee Benefits:   Life, health, disability income and 401(k)
                     products for group clients; and

Financial Services:  Accumulation and payout annuity products for both group and individual clients, primarily in the public/non-profit sector, as well as insurance products for individual clients.

   Employee Benefits

      The Employee Benefits division is responsible for marketing group life and health and 401(k) products to employers. The
Company offers employers a fully integrated employee benefits package with a single service contact for multiple products.
Through integrated pricing, administration and funding, the Company helps employers provide cost-effective benefits aimed at attracting and retaining quality employees. For the six months ended June 30, 1998, this business unit contributed approximately
58% of the net income of the Company.

      The Company offers customers a variety of health plan options to help them maximize the value of their employee benefits investment. These range from fully-insured products, whereby the Company assumes all or a significant portion of the health care cost and utilization risk, to self-funded, whereby the employer assumes all or a significant portion of costs and risk. Employee Benefits also provides administration and claims services and, in many cases, stop-loss insurance protection.

      The Company offers a full range of managed care products and services. These products include Health Maintenance
Organization ("HMO") and Point-of-Service ("POS") plans, which provide a high degree of managed care, and Preferred Provider
Organization ("PPO") plans, which offer more flexibility in provider


                                23


choice. Because many employers want to offer employees a choice in health plans while containing costs, the Company offers
PPO/POS/HMO option packages. In addition, the Company maintains a fully insured product to meet customer demand for traditional health care products.

      The Company's 401(k) product is offered by way of a group fixed and variable deferred annuity contract. The product provides a variety of funding and distribution options for employer-approved retirement plans that qualify under Internal
Revenue Code Section 401(k).

      Variable investment options utilize separate accounts
("Separate Accounts") to provide contractholders with a vehicle to assume the investment risks. Assets held under these options are invested, as designated by the participant, in Separate
Accounts which in turn invest in shares of underlying funds managed by a subsidiary of the Company or by selected external fund managers. The participant currently has up to 32 different variable investment options.

   Financial Services

      The Financial Services division markets and administers savings and life insurance products. For the six months ended
June 30, 1998, this business unit contributed approximately 42% of the net income of the Company.

      Savings products include (i) individual and group annuity contracts which offer a variety of funding and distribution options for personal and employer-sponsored retirement plans that qualify under Internal Revenue Code Sections 401, 403, 408, and
457, and (ii) individual and group non-qualified annuity contracts. These contracts may be immediate or deferred and are offered primarily to individuals and employers of public and non-profit sector employees. The Company also provides pension plan administrative services through a subsidiary company, Financial Administrative Services Corporation ("FASCorp"). The
Company provides marketing and communication services through another subsidiary company, Benefits Communication Corporation, and BenefitsCorp Equities, Inc., a broker-dealer subsidiary of Benefits Communication Corporation.

      The primary marketing emphasis for the Company's savings products is the public/non-profit market for defined contribution retirement savings plans. Defined contribution plans provide for participant accounts with benefits based upon the value of contributions to, and investment returns on, the individual's account. These plans have has been the fastest growing portion of the pension marketplace in recent years.

      The Company's variable annuity products provide the opportunity for contractholders to assume the risks of, and receive all the benefits from, the investment of retirement assets. The variable product assets are invested, as designated by the participant, in Separate Accounts which in turn invest in shares of underlying funds managed by a subsidiary of the Company or by selected external fund managers.

   Investment Operations

      The Company's investment operations division manages the Company's general and Separate Account funds in support of cash and liquidity requirements of the Company's insurance and investment products in accordance with regulatory requirements.

      Investments under management at year-end 1997 totaled $21.0 billion, comprised of corporate and insurance-related investment assets of $13.2 billion and Separate Account assets of $7.8 billion.

      The Company invests in a broad range of asset classes, including domestic and international fixed maturity investments and common stocks, mortgage loans, real estate, and short-term investments. Fixed


                               24


maturity investments include publicly traded and private placement corporate bonds, government bonds, publicly traded and private placement structured assets and redeemable preferred stocks. The Company's portfolio of structured assets is primarily invested in mortgage-backed securities and secondarily in other asset-backed securities. Mortgage-backed securities include collateralized mortgage obligations ("CMOs"). CMO holdings are concentrated in securities with limited prepayment, extension and default risk, such as planned amortization class bonds.

Regulation

      The business of the Company is subject to comprehensive state and federal regulation and supervision throughout the United States, which primarily provides safeguards for policy holders rather than investors. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to such matters as admittance of assets, regulating premium rating methodology, approving policy forms, establishing reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, regulating the type, amounts and valuation of investments permitted, and HMO operations.

      The Company's operations and accounts are subject to examination by the Colorado Insurance Division and other regulators at specified intervals. The latest financial examination by the Colorado Insurance Division was completed in 1997, and covered the five year period ending December 31, 1995.
This examination produced no significant adverse findings regarding the Company.

      The National Association of Insurance Commissioners has adopted risk-based capital rules and other financial ratios for life insurance companies. Based on the Company's December 31, 1997 statutory financial reports, the Company had risk-based capital well in excess of that required and was well within these rules and the usual ranges of all ratios.

      Because the Company is a subsidiary of Great-West Life, which is a Canadian company, the Office of the Superintendent of Financial Institutions Canada conducts periodic examinations of the Company and approves certain investments in subsidiary companies.

      United States legislation and administrative developments in various areas, including pension regulation, financial services regulation, health care legislation and the insurance industry could significantly and adversely affect the Company in the future. For example, Congress is currently considering legislation relating to health care reform and managed care issues, including patients' rights, provider contracting and reimbursement, privacy of medical records, and managed care plan or enterprise liability. Congress has from time to time also considered the deferral of taxation on the accretion of value within certain annuities and life insurance products, financial services reform legislation establishing frameworks for banks engaging in the insurance business, changes in regulations for ERISA, the alteration of the federal income tax structure and the availability of Section 401(k) for individual retirement accounts.

      It is not possible to predict whether future legislation or regulation adversely affecting the business of the Company will be enacted and, if enacted, the extent to which such legislation or regulation will have an effect on the Company and its competitors.


                               25


          SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

      The following table sets forth selected pro forma consolidated financial information of the Company. The selected pro forma consolidated financial data as of and for the years ended December 31, 1997, 1996, and 1995 has been derived from audited financial statements of GWL&A and of the Company, adjusted and restated for all periods presented to reflect the Reorganization, consisting of the formation of the Company and the effect of Great-West Life's contribution of all of the outstanding shares of GWL&A's common stock to the Company. The pro forma consolidated financial data as of and for the six months ended June 30, 1998 and 1997 has been derived from the unaudited financial statements of GWL&A, adjusted and restated for the Reorganization, and includes all adjustments (consisting of normal recurring accruals) that management considers necessary for a fair presentation of the Company's results of operations and financial position for the periods presented. The following pro forma information should be read in conjunction with the consolidated financial statements of GWL&A, together with the related notes thereto, incorporated herein by reference. The pro forma information as of and for the six-month periods ended June
30, 1998 and June 30, 1997 is not necessarily indicative of the financial condition and operating results for the entire year.



PRO FORMA INCOME                                   Six Months Ended June 30,          Year Ended December 31,
STATEMENT DA                                       -------------------------     ---------------------------------

                                                      1998          1997         1997            1996         1995
                                                      ----          ----         ----            ----         ----
                                                                         (dollars in thousands)


REVENUES:
Premium and fee income ......................... $   595,577   $   718,749    $ 1,301,659   $1,199,248   $ 1,067,427
Net investment income ..........................     447,425       430,395        881,673      836,642       835,046
Net realized gains (losses) on
  investment ...................................      19,315        (7,160)         9,800      (21,078)        7,465
                                                   ---------     ---------      ---------    ---------     ---------
                                                   1,062,317     1,141,984      2,193,132    2,014,812     1,909,938
                                                   ---------     ---------      ---------    ---------     ---------
BENEFITS AND EXPENSES:
Life and other policy benefits..................     292,468       251,842        543,903      515,750       557,469
Increase in reserves ...........................      48,163       183,374        245,811      229,198        98,797
Interest paid or credited to
  contractholders ..............................     246,995       270,596        527,784      561,786       562,263
Provision for policyholders' share of
  earnings (losses) on participating
  business .....................................       3,359         4,514          3,753           (7)        2,027
Dividends to policyholders .....................      34,125        34,013         63,799       49,237        48,150
                                                   ---------     ---------      ---------    ---------     ---------
                                                     625,110       744,339      1,385,050    1,355,964     1,268,706
                                                   ---------     ---------      ---------    ---------     ---------
Commissions                                           56,836        50,031        102,150      106,561       122,926
Operating expenses .............................     231,823       205,329        425,422      336,719       314,810
Premium taxes ..................................      13,184         9,297         24,153       25,021        26,884
                                                   ---------     ---------      ---------    ---------     ---------
                                                     926,953     1,008,996      1,936,775    1,824,265     1,733,326
                                                   ---------     ---------      ---------    ---------     ---------
INCOME BEFORE INCOME TAXES                           135,364       132,988        256,357      190,547       176,612
                                                   ---------     ---------      ---------    ---------     ---------
PROVISION FOR INCOME TAXES:
  Current ......................................      41,289        32,105        103,794       77,134        88,366
  Deferred .....................................       3,746        22,932         (6,197)     (21,162)      (39,434)
                                                   ---------     ---------      ---------    ---------     ---------
                                                      45,035        55,037         97,597       55,972        48,932
                                                   ---------     ---------      ---------    ---------     ---------
NET INCOME ..................................... $    90,329   $    77,951    $   158,760     $134,575   $   127,680
                                                    ========     =========      =========    =========     =========


PRO FORMA BALANCE                                            Six Months Ended June 30,         Year Ended December 31,
SHEET DATA                                                   -------------------------    ---------------------------------

                                                              1998            1997        1997          1996           1995
                                                              ----            ----        ----          ----           ----
                                                                              (dollars in thousands)


ASSETS:
Fixed Maturities:
   Held-to-maturity, at amortized cost .............     $ 2,068,487   $ 2,056,111   $ 2,082,716   $ 1,992,681   $ 2,054,204
   Available-for-sale, at fair value ...............       6,665,040     6,339,975     6,698,629     6,206,478     6,263,187
Common stock .......................................          42,401        49,808        39,021        19,715         9,440
Mortgage loans on real estate, net .................       1,135,750     1,385,760     1,235,594     1,487,575     1,713,195
Real estate, net ...................................          72,700        55,951        93,775        67,967        60,454
Policy loans .......................................       2,784,178     2,590,483     2,657,116     2,523,477     2,237,745
Short-term investments, available-for-
sale (cost approximates fair value) ................         368,698       422,556       399,131       419,008       134,835
                                                          ----------    ----------    ----------    ----------    ----------
   Total Investments ...............................      13,137,254    12,900,644    13,205,982    12,716,901    12,473,060
Cash ...............................................          89,757       118,466       126,528       125,432        91,189
Deferred policy acquisition costs ..................         238,390       272,418       255,442       282,780       278,526
Other assets .......................................         678,044       667,692       642,562       741,740       840,815
Separate account assets ............................       9,087,909     6,832,172     7,847,451     5,484,631     3,998,878
                                                          ----------    ----------    ----------    ----------    ----------
TOTAL ASSETS .......................................     $23,231,354   $20,791,392   $22,077,965   $19,351,484   $17,682,468
                                                         ===========   ===========   ===========   ===========   ===========
POLICY BENEFIT LIABILITIES:
Policy reserves ....................................     $11,150,948   $10,988,788   $11,102,719   $11,022,595   $10,845,935
Policy and contract claims .........................         378,084       392,089       375,499       372,327       359,791
Policyholders' funds ...............................         184,887       172,552       165,106       153,867       154,872
Other liabilities ..................................         131,235       134,191       147,872       138,678       131,322
GENERAL LIABILITIES:
Due to Parent Corporation ..........................         123,663       150,129       126,656       151,431       149,974
Other general liabilities ..........................         783,598       871,376       984,628       860,236       911,708
Undistributed earnings on
   participating business ..........................         145,215       141,949       141,865       133,255       136,617
Separate account liabilities .......................       9,087,909     6,832,172     7,847,451     5,484,631     3,998,878
                                                          ----------    ----------    ----------    ----------    ----------
   Total Liabilities ...............................     $21,985,539   $19,683,246   $20,891,796   $18,317,020   $16,689,097
                                                         -----------   -----------   -----------   -----------   -----------

STOCKHOLDER'S EQUITY:
Preferred stock ....................................         121,800       121,800       121,800       121,800       121,800
Common stock .......................................             250           250           250           250           250
Additional paid-in capital .........................         697,780       697,780       697,780       671,297       664,297
Accumulated other comprehensive
   income ..........................................          58,899        18,868        52,807        14,951        58,763
Retained earnings ..................................         367,086       269,448       313,532       226,166       148,261
                                                          ----------    ----------    ----------    ----------    ----------
    Total Stockholder's Equity .....................       1,245,815     1,108,146     1,186,169     1,034,464       993,371
                                                          ----------    ----------    ----------    ----------    ----------
   TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY ............................     $23,231,354   $20,791,392   $22,077,965   $19,351,484   $17,682,468
                                                         ===========   ===========   ===========   ===========   ===========

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

Introduction

      The Company was formed on September 16, 1998 to act as a holding company of GWL&A and its subsidiaries. The Company has no operations to date. Prior to the closing of the Offering, Great-West Life will contribute all of the outstanding shares of GWL&A's common stock to the Company. As such, the following discussion reflects the financial condition and results of GWL&A's operations as if consolidated with the Company for all periods presented.

Results of Operations

Company Consolidated Results

   First Six Months 1998 v. First Six Months 1997

      Net income increased 16% from $78 million in the first six months of 1997 to $90 million in the first six months of 1998. During the second quarter of 1997, the Company's results of operations included a release of $48 million from the tax contingency liability to reflect the resolution of certain tax matters with the IRS related to the 1990 and 1991 audit years. The $48 million liability release in 1997 included $15 million which was attributable to the participating policyholders and is reflected as a liability on the balance sheet, thus, only $33 million of the release directly impacts net income. In addition to the contingent liability release, the Company also in the normal course of business reviewed its deferred tax assets and liabilities and increased its liability by $21 million (of which $10 million is attributable to participating policyholders), which resulted in an $11 million impact to net income during the first six months of 1997. The net impact of these transactions is an increase in net income of $22 million in the first six months of 1997. Excluding the effect of these transactions, the growth in net income for the first six months of 1998 was 60%, which reflected realized capital gains on investments (versus losses in 1997), higher fee income from assets under management, higher margins on investment products and better mortality.

      Premiums and fee income decreased 17% for the first six months of 1998. On June 30, 1997, the Company recaptured from Great-West Life an individual participating insurance block of business previously ceded in December 1992. In recording the recapture, both life insurance premiums and increases in reserves were increased by the amount of the policy reserves recaptured ($156 million). The 17% decrease was also affected by the contingent tax provision release in 1997 discussed above. Excluding these items from 1997, the increase would have been 16% for the first six months of 1998 which primarily reflects higher fee income from assets under management and group health premiums where case sales for the six months ended June 30, 1998 are 797 versus 656 for the same period in 1997.

      Net investment income increased 4% during the first six months of 1998. This growth in net investment income is a result of improved performance on the mortgage portfolio.

      Realized investment gains (losses) changed from a net realized capital loss of $7 million in the first six months of 1997 to a net realized capital gain of $19 million in the first six months of 1998. The decrease in interest rates in the second quarter of 1998 resulted in realized gains totaling $20 million on the sale of fixed maturities for the first six months of 1998, while higher interest rates in the second quarter of 1997 contributed to $4 million of fixed maturity losses for the same period in 1997. Provisions for asset losses were $1 million in the first six months of 1998 versus $4 million in the first six months of 1997.

      Total benefits and expenses decreased 8% for the first six months of 1998. Excluding the inpact of the insurance recapture discussed previously, the growth for these periods is 9%. Operating expenses increased 13% for the first six months of 1998 from the first six months of 1997 as a result of costs associated with systems development, development of HMOs, and the internalization of managed care.

      The effective income tax rate in the first six months of 1998 was lower than the rate for the first six months of 1997 due to the recognition of net operating loss carryforwards of subsidiaries in 1998 and the tax strengthening in 1997 previously discussed.

      Investment assets decreased $68 million to $13.1 billion from December 31, 1997 to June 30, 1998. At the same time separate account assets increased $1.3 billion, bringing the total to $9.1 billion. This reflects the continued trend of contractholders moving away from the more traditional guaranteed products to variable options.

   1997 v. 1996

      The Company's consolidated net income for the year ended
December 31, 1997 increased $24 million or 18% to $159 million, when compared to the year ended December 31, 1996.

      Premiums and fee income increased 8% from $1.2 billion in 1996 to $1.3 billion in 1997. The increase was primarily due to growth in individual participating insurance premiums and an increase in fee income from assets under management.

      Net investment income increased $61 million from $837 million in 1996 to $898 million in 1997. This change reflected improved interest income on investments and additional investment management.

      The Company's realized investment gains (losses) changed from a net realized loss of $21 million in 1996 to a net realized gain of $10 million in 1997. The decrease in interest rates in 1997 resulted in realized gains on the sale of fixed maturities totaling $16 million, while higher interest rates contributed to $12 million of fixed maturity losses recorded in 1996. There was also a 28% improvement in the provision for asset losses as the change in the provision was reduced from $11 million in 1996 to $8 million in 1997.

      Total benefits and expenses includes life and other policy benefits, increases in reserves, interest paid or credited to contractholders, expenses and dividends to policyholders. The increase of 6% from $1.8 billion in 1996 to $1.9 billion in 1997 was primarily the result of increased operating expenses associated with the cost of developing HMOs, system enhancements and FASCorp's business.

      In October 1996, the Company recaptured certain pieces of an individual participating block of business previously reinsured to Great-West Life. In June 1997, the Company recaptured all remaining pieces of that block of business. The Company recorded various assets and liabilities related to the recaptures as discussed in Note 2 to the 1997 Consolidated Financial Statements of GWL&A. In recording the recaptures, both life insurance premiums and benefits were increased by the amounts recaptured ($156 million and $165 million in 1997 and 1996, respectively). Consequently, the net financial results of the Company were not impacted by recording the reinsurance transactions.

      Included in the 1997 and 1996 results of operations was the effect of a release of $48 million and $26 million for 1997 and 1996, respectively, from a previously recorded contingent tax liability that the Company assumed from Great-West Life in 1993 (see Note 10 to the 1997 Consolidated Financial Statements of GWL&A). Of the $48 million released in 1997, $15 million was attributable to participating policyholders and reflected as a liability on the balance sheet.

      In addition to the contingent tax liability release, the Company also in the normal course of business reviewed its deferred tax assets and liabilities and increased its deferred tax liability by $22 million in 1997 (of which $10 million was attributable to participating policyholders), which resulted in a $12 million reduction in net income.

      The effect of the non-recurring transactions described above was to decrease net income by $4 million from 1996 to 1997. Excluding the effect of these transactions, the growth in net income reflected higher variable fee income from assets under management, improved investment income, increased realized capital gains and favorable mortality.

      The effective income tax rates were affected by the release of the contingent tax liability discussed above in 1997 and 1996 as these amounts were not taxable, although the increase in the deferred tax liability discussed above negated the impact of the 1997 release.

Major Business Unit Results

   Employee Benefits

   First Six Months 1998 v. First Six Months 1997

      Total revenue premium (including premium equivalents) for group life and health increased 13% for the first six months of 1998 from 1997 levels. Case sales in the Company's group life and health business increased 22% for the first six months of 1998 over the same period in 1997 resulting in a net case growth of 232 cases.

      Of the total 401(k) cash flow received during the first six months of 1998, 94% was allocated to variable funds. Total assets under administration (including third-party administration) grew from $5.4 billion at December 31, 1997 to $6.1 billion at June 30, 1998. The number of contributing participants increased from 430,000 at December 31, 1997 to 458,000 at June 30, 1998.

   1997 v. 1996

      The financial results for the year ended December 31, 1997 improved with 401(k) premiums and deposits increasing 25%. Assets under administration (including third-party administration) in 401(k) increased 38% over 1996, to $5.4 billion from $3.9 billion in 1996.

      Equivalent revenue premium income for group life and health increased 4% in the year ended December 31, 1997 from 1996 levels as the result of improved sales. Employee Benefits' operating income increased in 1997 and 1996 due to favorable mortality and strong 401(k) asset growth.

      Group Life and Health. The Company experienced strong sales growth during 1997 with 1,473 new group medical customers (versus 1,125 in 1996), which added 121,622 new individual members. Much of the medical growth can be attributed to the introduction of new One Health Plan HMOs in markets with high sales potential, and the Company's ability to offer a choice of managed care products.

      To position itself for the future, the Company is focused on putting in place the products, strategies and processes that will strengthen its competitive position in the evolving managed care environment. During 1997, the U.S. insurance industry continued a pattern of consolidation. The Company demonstrated its long-term commitment to the group life and health business by acquiring an additional 150 self-funded group customers (75,000 new members) from a Minneapolis third-party administrator.

      With a heightened sensitivity to price comes the demand for more tightly managed health plans, which is why HMO development remains Employee Benefits' most important product development initiative. In 1997, the Company licensed HMOs in Massachusetts, Ohio, Oregon, Tennessee and Washington and applied for licenses in Florida, Indiana, New Jersey and North Carolina. The Company also entered into agreements with other companies, which will exclusively market the One Health Plan HMO product in various states. These types of agreements will augment growth in the Company's HMO programs in the future.

      The Company experienced an 8% increase in total medical membership, from 1,554,142 at the end of 1996 to 1,675,764 at year-end 1997. Gatekeeper (i.e., POS and HMO) members grew 18% from 350,185 in 1996 to 414,519 in 1997. The Company expects this segment of the business to grow as additional HMO licenses are obtained.

      401(k). The number of new 401(k) case sales, including third-party administration business generated through the Company's marketing and administration arrangement with New England Life Insurance Company, increased to 1,235 in 1997. This brought the total 401(k) block of business under administration to 5,695 employer groups and more than 430,000 individual participants, at year-end 1997.

      During 1997, the in-force block of 401(k) business continued to perform well, with persistency of 93.8%. This performance, combined with strong equity markets, resulted in a 39% increase in assets under management during 1997.

      Pension Plan Specialist services, which include drafting of plan documents, compliance testing and completion of annual tax forms, were elected in an additional 900 cases in 1997. This brought the total in-force case count serviced by this in-house unit to over 2,000. In addition to offering employers the advantages of one-stop shopping, this program enables the Company and the employer to reduce costs associated with these services.

      During 1997, the Company also introduced a Non-Qualified
Deferred Compensation supplement to its 401(k) product, which allows highly compensated employees to defer compensation on a pre-tax basis beyond 401(k) limits until retirement.

   Financial Services

      Savings

      First Six Months 1998 v. First Six Months 1997. Assets under administration in the public non-profit (P/NP) business, including Separate Accounts but excluding Guaranteed Investment Contracts ("GICs"), increased 3% during the first six months of 1998 to $7.4 billion. New contributions to variable business represented 58% of the total deposits received in the first six months of 1998 compared to 70% for the first six months of 1997. The higher percentage in 1997 was due to a large rollover on one particular case.

      1997 v. 1996. The Company's core savings business is the public/non-profit pension market. The assets of the public/non-profit business, including Separate Accounts but excluding GICs, increased 8% in 1997 to $7.2 billion. Much of the increase came from the variable annuity business which was driven by excellent sales results and strong investment returns in the equity markets.

      The Company's public/non-profit business experienced strong growth in 1997. The number of lives under administration increased by 181,700 in 1997. BenefitsCorp sold 13 new large employer cases and increased the penetration of existing cases by enrolling new employees. The Company again experienced a very high retention rate in public/non-profit contract renewals in 1997. Part of this customer loyalty comes from initiatives to provide high-quality service while controlling expenses.

      The Company continued to limit sales of GICs and allow this block of business to contract in response to the highly competitive GIC market. As a result, GIC assets decreased 22% in 1997, to $409 million.

      Customer demand for investment diversification grew during 1997. New contributions to variable business represented 69% of the total 1997 premiums. The Company continued to expand the investment products available through Maxim Series Fund, Inc., and arrangements with external fund managers. Externally-managed funds offered to participants in 1997 included American Century, Ariel, Fidelity, Founders, INVESCO, Janus, Loomis Sayles, Templeton, T. Rowe Price and Vista. In 1997, the Company introduced Profile portfolios for its public/non-profit variable annuity products. The Profiles provide the convenience of pre-selected investment mixes based on varying degrees of risk tolerance. The Profile options allow customers to diversify their investments across a wide range of investment products, including fixed income, stock and international equity fund offerings.

      Customer participation in guaranteed Separate Accounts increased during 1997 as many customers prefer the security of fixed income securities and Separate Account assets. Assets under management for guaranteed Separate Account funds exceeded $466 million in 1997, compared to $393 million in 1996.

      FASCorp administered records for approximately 9,200 groups at year-end 1997 (versus 7,700 at year-end 1996), representing more than 1,000,000 participants (800,000 in 1996).

      The Company offers fixed and variable non-qualified deferred annuities under its marketing agreement with Charles Schwab & Co., Inc. Virtually all of the Company's premium income has been generated from sales of variable non-qualified deferred annuities, totaling $231 million in 1997, compared to the $9 million sold late in 1996.

      Life Insurance

      First Six Months 1998 v. First Six Months 1997. Excluding the effect of the insurance recapture, individual life insurance premiums and deposits increased 77% in the first six months of 1998 to $424 million which is primarily due to sales of the Company's Bank-Owned Life Insurance ("BOLI") product ($229 million in 1998 versus $64 million in 1997).

      1997 v. 1996. In 1997, the Company continued its conservative approach to the manufacture and distribution of traditional life insurance products, while focusing on customer retention and expense management. Aggressive expense management and favorable individual life insurance persistency helped decrease unit costs.

      Individual life insurance revenue premiums and deposits of $799 million in 1997 decreased 12% from 1996, due to the reduction of Corporate-Owned Life Insurance ("COLI") premiums associated with legislative changes enacted in 1996. These legislative changes phased out the interest deductions on COLI policy loans over a two-year period ending in 1998.

      During 1997, the Company has continued to shift its emphasis from COLI business to new sales in the BOLI market because of the 1996 legislative changes. Although COLI sales were discontinued in 1996, renewal premiums and deposits totaled $244 million in 1997 compared to $384 million in 1996. BOLI revenue premiums and deposits were $235 million during 1997, compared to $191 million in 1996.

General Account Investments

      The Company's primary investment objective is to acquire assets whose durations and cash flows reflect the characteristics of the Company's liabilities, while meeting industry, size, issuer and geographic diversification standards and maintaining a competitive rate of return. Formal liquidity and credit quality parameters have also been established. The fixed maturities in the Company's portfolio are generally rated by external rating agencies, and if not externally rated, are rated by the Company on a basis believed to be similar to that used by rating agencies.

      The Company follows rigorous procedures to control interest rate risk and observes strict asset and liability matching guidelines. These guidelines are designed to ensure that even in changing interest rate environments, the Company's assets will always be able to meet the cash flow and income requirements of its liabilities. Through dynamic modeling, using state-of-the-art software to analyze the effects of a wide range of possible market changes upon investments and policyholder benefits, the Company seeks to ensure that its investment portfolio is appropriately structured to fulfill financial obligations to its policyholders.

   Fixed Maturities

      Fixed maturity investments include publicly traded bonds, privately placed bonds and public and private structured assets. This latter category contains both asset-backed and mortgage-backed securities, including CMOs. The Company's strategy related to structured assets is to focus on those with lower volatility and minimal credit risk. The Company does not invest in higher risk CMOs such as interest-only and principal-only strips, and currently has no plans to invest in such securities.

      Private placement investments, which are primarily in the held-to-maturity category, are generally less marketable than publicly traded assets, yet they typically offer covenant protection which allows the Company, if necessary, to take appropriate action to protect its investment. The Company believes that the cost of the additional monitoring and analysis required by private placements is more than offset by their enhanced yield.

      The distribution of the fixed maturity portfolio by credit rating is summarized as follows:

                           June 30,     December 31,   December 31,
Credit Rating               1998            1997           1996
-------------           -------------  -------------  -------------
AAA                         44.8%          45.7%          45.9%
AA                           9.4%           8.8%           8.1%
A                           24.3%          23.8%          23.7%
BBB                         21.0%          20.7%          20.9%
BB and below
(non-investment grade)         5%           1.0%           1.4%
                            -----          -----          -----
                            100.0%         100.0%         100.0%

      During the first six months of 1998, net unrealized gains (losses) on fixed maturities included in stockholders' equity, which is net of policyholder-related amounts and deferred income taxes, increased surplus by $6 million resulting in accumulated other comprehensive income of $59 million.

      At December 31, 1997, the Company had no bonds in default.
At December 31, 1996, there was one bond in default in its portfolio with a carrying value of $8 million.

   Mortgage Loans

      During 1997, the mortgage portfolio declined 17% to $1.2 billion, net of impairment reserves. The Company has not actively sought new loan opportunities since 1989 and, as such, has experienced an ongoing reduction in this portfolio's balance.

      The Company follows a comprehensive approach to the management of mortgage loans which includes ongoing analysis of key mortgage characteristics such as debt service coverage, net collateral cash flow, property condition, loan to value ratios and market conditions. Collateral valuations are performed for those mortgages which, after review, are determined by management to present possible risks and exposures. These valuations are then incorporated into the determination of the Company's allowance for credit losses.

      The average balance of impaired loans continued to remain low at $38 million in 1997 compared with $39 million in 1996, and foreclosures totaled $14 million and $13 million in 1997 and 1996, respectively. The low levels of problematic mortgages relative to the Company's overall balance sheet are due to the ongoing decrease in the size of the mortgage portfolio, the Company's active loan management program and improvement in market conditions.

      Occasionally, the Company elects to restructure certain loans if the economic benefits to the Company are believed to be more advantageous than those achieved by acquiring the collateral through foreclosure. At December 31, 1997 and 1996, the Company's loan portfolio included $64 million and $68 million, respectively, of non-impaired restructured loans.

   Real Estate and Common Stock

      The Company's real estate portfolio is composed primarily of the Home Office property ($57 million) and properties acquired through the foreclosure of troubled mortgages. The Company operates a wholly owned real estate subsidiary which attempts to maximize the value of these properties through rehabilitation, leasing and sale. The Company anticipates limited, if any, investments in real estate assets during 1998.

      The common stock portfolio is composed of mutual fund seed money and some private equity investments.

   Derivatives

      The Company uses certain derivatives, such as futures, options, and swaps, for purposes of hedging interest rate and foreign exchange risk. These derivatives, when taken alone, may subject the Company to varying degrees of market and credit risk; however, when used for hedging, these instruments typically reduce risk. The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures. The Company has also developed controls within its operations to ensure that only Board authorized transactions are executed.

Liquidity and Capital Resources

      The Company's operations have liquidity requirements that vary among the principal product lines. Life insurance and pension plan reserves are primarily long-term liabilities. Accident and health reserves, including long-term disability, consist of both short-term and long-term liabilities. Life insurance and pension plan reserve requirements are usually stable and predictable, and are supported primarily by long-term, fixed income investments. Accident and health claim demands are stable and predictable but generally shorter term, requiring greater liquidity.

      Generally, the Company has met its operating requirements by maintaining appropriate levels of liquidity in its investment portfolio and through utilization of overall positive cash flows from operations. Liquidity for the Company has remained strong, as evidenced by significant amounts of short-term investments and cash, which totaled $459 million, $526 million and $544 million as of June 30, 1998, December 31, 1997 and December 31 1996, respectively.

      Funds provided from premiums and fees, investment income and maturities of investment assets are reasonably predictable and normally exceed liquidity requirements for payment of claims, benefits and expenses. However, since the timing of available funds cannot always be matched precisely to commitments, imbalances may arise when demands for funds exceed those on hand. Also, a demand for funds may arise as a result of the Company taking advantage of current investment opportunities. The Company's capital resources represent funds available for long-term business commitments and primarily consist of retained earnings and proceeds from the issuance of commercial paper and equity securities. Capital resources provide protection for policyholders and the financial strength to support the underwriting of insurance risks, and allow for continued business growth. The amount of capital resources that may be needed is determined by the Company's senior management and Board of Directors as well as by regulatory requirements. The allocation of resources to new long-term business commitments is designed to achieve an attractive return, tempered by considerations of risk and the need to support the Company's existing business.

      The Company's financial strength provides the capacity and flexibility to enable it to raise funds in the capital markets through the issuance of commercial paper. The Company continues to be well capitalized, with sufficient borrowing capacity to meet the anticipated needs of its business. The Company continues to conduct strategic and financial reviews of its businesses to deploy its capital resources most efficiently. The Company's outstanding commercial paper totaled $60 million, $54 million and $85 million at June 30, 1998, December 31, 1997 and December 31, 1996, respectively. The Company's commercial paper has been given a rating of A-1+ by Standard & Poor's Corporation and a rating of P-1 by Moody's Investors Service, each being the highest rating available.

Year 2000 Issue

      The year 2000 ("Y2K") problem arises when a computer performing date-based computations or operations produces erroneous results due to the historical practice of using two digit years within computer hardware and software. This causes errors or misinterpretations of the century in date calculations. Virtually all businesses, including the Company, are required to determine the extent of their Y2K problems. Systems that have a Y2K problem must then be converted or replaced by systems that will operate correctly with respect to the year 2000 and beyond.

      The Company has a written plan that encompasses all computer hardware, software, networks, facilities (embedded systems) and telephone systems. The plan also includes provisions for identifying and verifying that major vendors and business partners are Y2K compliant. The Company is developing contingency plans to address the possibility of both internal and external failures as well. The plan calls for full Y2K compliance for core systems by March 31, 1999 and full Y2K compliance for all Company systems by October 31, 1999.

      The Company's plan establishes five phases for becoming Y2K compliant. Phase 1 is "impact analysis" which includes initial inventory and preliminary assessment of Y2K impact. Phase 2 is "solution planning" which includes system by system planning to outline the approach and timing for reaching compliance. Phase 3 is "conversion/renovation" which means the actual process of replacing or repairing non-compliant systems. Phase 4 is "testing" to ensure that the systems function correctly under a variety of different date scenarios including current dates, year 2000 and leap year dates. Phase 5 is "implementation" which means putting Y2K compliant systems back into production.

      As of September 1, 1998, the Company had completed impact analysis (phase 1) and solution planning (phase 2) for all of its core systems and was more than 93% complete for phase 1 and 2 with respect to its systems as a whole. In addition, the Company was approximately 58% complete with respect to conversion and renovation (phase 3), 42% complete with respect to testing (phase
4) and 38% complete with respect to implementation (phase 5).

      In addition to ensuring that the Company's own systems are Y2K compliant, the Company has identified third parties with which the Company has significant business relationships in order to assess the potential impact on the Company of the third parties' Y2K issues and plans. The Company expects to complete this process during the first quarter of 1999 and will conduct system testing with third parties throughout 1999. The Company does not have control over these third parties and cannot make any representations as to what extent the Company's future operating results may be adversely affected by the failure of any third party to address successfully its own Y2K issues.

      On the basis of currently available information, the expense incurred by the Company, including anticipated future expenses, related to the Y2K issue has not and is not expected to be material to the Company's financial condition or results of operations. The Company has spent approximately $7.5 million on its Y2K project through the end of August 1998 and expects to spend up to approximately $15.3 million on its Y2K project by the end of 2000. All of these funds will come from the Company's cash flow from operations. The Company has continued other scheduled non-Y2K information systems changes and upgrades. Although work on Y2K issues may have resulted in minor delays on the other projects, the delays are not expected to have a material adverse effect on the Company's consolidated financial condition or results of operations.

      The most reasonably likely worst case Y2K scenario is that the Company will experience isolated internal or third party computer failures and will be temporarily unable to process insurance and annuity benefit transactions. All of the Company's Y2K efforts have been designed to prevent such an occurrence. However, if the Company identifies internal or third party Y2K issues which cannot be timely corrected, there can be no assurance that the Company can avoid Y2K problems or that the cost of curing the problem will not be material.

      In an effort to mitigate risks associated with Y2K failures, the Company is in the process of developing contingency plans to address its core functions, including relations with third parties. It is the Company's expectation that contingency plans will address possible failures generated internally, by vendors or business partners and by customers. Possible general approaches include manual processing, payments on an estimated basis and use of disaster recovery facilities.

                 DESCRIPTION OF CAPITAL SECURITIES

      Pursuant to the terms of the Declaration, the Regular Trustees on behalf of the Trust will issue the Capital Securities and the Common Securities. The Capital Securities will represent undivided beneficial ownership interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration. This summary of certain provisions of the Capital Securities and the Declaration does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Declaration, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Declaration (as supplemented or amended from time to time) are referred to herein, the definitions of such defined terms are incorporated herein by reference.

General

      The Capital Securities will rank pari passu, and payments will be made thereon on a pro rata basis, with the Common Securities except as described under "--Subordination of Common Securities." Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Capital Securities and the Common Securities. The Guarantee executed by the Company for the benefit of the holders of the Capital Securities will be a guarantee on a subordinated basis with respect to the Capital Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the Capital Securities when the Trust does not have sufficient funds available to make such payments. See "Description of Guarantee." In such event, a holder of Capital Securities may vote to direct the Property Trustee to enforce the Property Trustee's rights under the Junior Subordinated Debentures. See "--Voting Rights; Amendment of the Declaration" below. In addition, the holder of Capital Securities may, in certain circumstances, institute a Direct Action against the Company for payment. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities." The Company's obligations under the Guarantee, taken together with its obligations under the Junior Subordinated Debentures and the Indenture, including its obligation to pay all costs, expenses and liabilities of the Trust (other than with respect to the Capital Securities and the Common Securities) and the Declaration, constitute a full and unconditional guarantee of all of the Trust's obligations under the Capital Securities.

      Holders of the Capital Securities have no preemptive or similar rights.

Distributions

      Distributions on each Capital Security will be payable at
the annual rate of    % of the stated liquidation amount of $25,
payable quarterly in arrears on    ,    ,    and    of each year.
Distributions will accumulate from    , 1998, the date of original
issuance, and commence on    , 1998. The amount of Distributions
payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

      Distributions on the Capital Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such Distributions. The revenue of the Trust available for distribution to holders of its Capital Securities will be limited to payments under the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Capital Securities and the Common Securities. See "Description of Junior Subordinated Debentures." If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Capital Securities.

      So long as no Indenture Event of Default shall have occurred and be continuing, the Company will have the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures or end on a day other than an Interest Payment Date. As a consequence of any such extension, quarterly Distributions on the Capital Securities will be deferred by the Trust during any such Extension Period. Accordingly, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue and as a result, distributions to which holders of the Capital Securities are entitled will accumulate and compound quarterly at the rate (to the extent permitted by applicable law) per annum of % thereof from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such compounded amounts unless the context otherwise requires. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in the form of stock, warrants, options or other rights where the dividend stock or the stocks issuable upon exercise of such warrants, options or other right is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of rights, stock or other property under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (d) as a result of reclassification of the Company's capital stock into one or more other classes or series of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for another class or series of the Company's capital stock, or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (e) the purchase of fractional interests in the shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (f) repurchases, redemptions or other acquisitions of common stock related to the issuance of common stock or rights under any of the Company's employment contract, benefit plans or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period).

      Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the foregoing requirements. See "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "U.S. Federal Income Tax Consequences--Interest Income and Original Issue Discount." The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the Junior Subordinated Debentures.

      In the event that any date on which Distributions are payable on the Capital Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that if such next succeeding Business Day falls in the next calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee (as defined herein) is closed for business.

      Distributions on the Capital Securities (other than distributions on a Redemption Date) will be payable to the holders thereof as they appear on the register of the Trust on
the relevant record dates, which shall be the   day of the month
(whether or not a Business Day) prior to the relevant Distribution Date. Distributions payable on any Capital Securities that are not punctually paid on any Distribution Date will cease to be payable to the person in whose name such Capital Securities are registered on the relevant record date, and such defaulted Distribution will instead be payable to the person in whose name such Capital Securities are registered on the special record date or other specified date determined in accordance with the Declaration.

Redemption

      Mandatory Redemption. Unless a Special Event has occurred,
the Capital Securities will not be redeemable prior to    , 2003.
Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem Capital Securities and Common Securities on a pro rata basis, upon not less than 30 but not more than 60 days notice prior to the date fixed for repayment or redemption. If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Capital Securities and the Common Securities.

      Special Event Redemption or Distribution of Junior Subordinated Debentures. If a Special Event shall occur and be continuing, the Company will have the right either (i) to redeem within 90 days following the occurrence and continuation of such Special Event the Junior Subordinated Debentures outstanding on the date of redemption (the "Redemption Date") in whole (but not in part) and thereby cause a mandatory redemption of the Capital Securities in whole (but not in part) at a redemption price with respect to the Capital Securities equal to 100% of the liquidation amount thereof plus accrued and unpaid distributions if any, to the date of redemption, or (ii) to dissolve the Trust within 90 days following the occurrence of such Special Event and, after satisfaction of the claims of creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities in liquidation of the Trust. Under current United States federal income tax law and interpretations thereof and assuming, as expected, the Trust is treated as a grantor trust, a distribution of the Junior Subordinated Debentures will not be a taxable event to holders of the Capital Securities. Should there be a change in law, a change in legal interpretation, certain events described in clauses (a) and (b) of the definition of "Tax Event" below or other circumstances, however, the distribution could be a taxable event to holders of the Capital Securities. See "U.S. Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures to Holders of Capital Securities Upon Liquidation of the Trust."

      If the Company does not elect to redeem the Junior Subordinated Debentures as described above, the Capital Securities will remain outstanding until the repayment of the Junior Subordinated Debentures whether at Stated Maturity or their earlier redemption, and if certain events described in clauses (a) and (b) of the definition of "Tax Event" below have occurred and are continuing, the Company will be obligated to pay any additional taxes, duties, assessments and other governmental charges (other than withholding taxes) to which the Trust has become subject as a result of such events.

      The term "Special Event" means a Tax Event or an Investment Company Event. The term "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to or change (including any announced prospective change) in the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or (b) any judicial decision or any official administrative pronouncement (including any private letter ruling, technical advice memorandum or Chief Counsel advice, as defined by the Code) or regulatory procedure (an "Administrative Action"), regardless of whether such judicial decision or Administrative Action is issued to or in connection with a proceeding involving the Company or the Trust and whether or not subject to review or appeal, which amendment, change, decision or Administrative Action is enacted, released by the Internal Revenue Service, promulgated or announced, in each case, on or after the date of this Prospectus, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company or OID accruing on such Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. An "Investment Company Event" means the receipt by the Trust of an opinion of counsel, rendered by a law firm experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in Investment Company Act Law"), the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended ("Investment Company Act"), which Change in Investment Company Act Law becomes effective on or after the date of original issuance of the Capital Securities.

Redemption Procedures

      Capital Securities redeemed on each Redemption Date shall be redeemed at the redemption price in respect of the Junior Subordinated Debentures (the "Redemption Price") with the applicable proceeds from the contemporaneous redemption or payment at Stated Maturity of the Junior Subordinated Debentures. Redemptions of the Capital Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has sufficient funds available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Capital Securities to be redeemed at its registered address. If the Trust gives a notice of redemption in respect of the Capital Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with The Depository Trust Company ("DTC") or its nominee funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Capital Securities. See "--Book-Entry Issuance." If any Capital Securities are no longer in book-entry form, the Trust, to the extent funds are available, will irrevocably deposit with the paying agent for the Capital Securities funds sufficient to pay the applicable Redemption Price and will give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Capital Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Capital Security called for redemption shall be payable to the holders of such Capital Security on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Capital Securities will cease to be outstanding. In the event that any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. In the event that payment of the Redemption Price in respect of Capital Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Capital Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Trust for the Capital Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

      Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement.

      The Trust may not redeem fewer than all of the outstanding Capital Securities unless all accrued and unpaid Distributions have been paid on all Capital Securities for all quarterly distribution periods terminating on or prior to the date of redemption. If less than all of the Capital Securities and the Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate amount of such Capital Securities and Common Securities to be redeemed shall be allocated pro rata among the Capital Securities and the Common Securities. If the Capital Securities are in book-entry form, they will be redeemed as described below under "--Book-Entry Issuance." If not, the particular Capital Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Capital Securities not previously called for redemption and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the liquidation amount of Capital Securities of a denomination larger than $25. In any such proration, the Property Trustee may make such adjustments as may be appropriate in order that only Capital Securities in authorized denominations shall be redeemed. The Property Trustee shall promptly notify the Trust registrar in writing of the Capital Securities selected for redemption and, in the case of any Capital Security selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of the Declaration, unless the context otherwise requires, all provisions relating to the redemption of Capital Securities shall relate, in the case of any Capital Security redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Capital Securities which has been or is to be redeemed.

Subordination of Common Securities

      Payment of Distributions on, and the Redemption Price of, the Capital Securities and the Common Securities, as applicable, shall be made pro rata based on the liquidation amount of such Capital Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Indenture Event of Default (as defined herein) shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Capital Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Capital Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Capital Securities then due and payable.

Liquidation Distribution Upon Dissolution

      The Company will have the right at any time to terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Trust.

      Pursuant to the Declaration, the Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of the Junior Subordinated Debentures to the holders of the Capital Securities and Common Securities; (iii) the redemption of all of the Capital Securities in connection with the maturity or redemption of all of the Junior Subordinated Debentures; and (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust.

      If an early dissolution occurs as described in clause (i),
(ii) or (iv) above, the Trust shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Capital Securities and Common Securities their pro rata interest in the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Capital Securities, the aggregate of the liquidation amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable by the Trust on the Capital Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Capital Securities, except that if an Indenture Event of Default has occurred and is continuing, the Capital Securities shall have a priority over the Common Securities.

      After the liquidation date is fixed for any distribution of Junior Subordinated Debentures to holders of the Capital Securities (i) the Capital Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as a record holder of Capital Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Capital Securities held in certificated form will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the liquidation amount of such Capital Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such Capital Securities, until such certificates are presented for cancellation, whereupon the Company will issue to such holder, and the Indenture Trustee will authenticate, a certificate representing such Junior Subordinated Debentures.

Trust Enforcement Events

      An Indenture Event of Default constitutes a Trust Enforcement Event under the Declaration with respect to the Trust Securities, provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Trust Enforcement Event with respect to the Common Securities until all Trust Enforcement Events with respect to the Capital Securities have been cured, waived or otherwise eliminated. Until such Trust Enforcement Event with respect to the Capital Securities has been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Capital Securities and only the holders of the Capital Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

      Upon the occurrence of a Trust Enforcement Event, the Indenture Trustee (as defined herein) or the Property Trustee as the holder of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. Each of the Company and the Trust is required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration. If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust, any record holder of Capital Securities may, to the fullest extent permitted by applicable law, institute legal proceedings directly against the Company to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity. In addition, if a Trust Enforcement Event has occurred and is continuing and such event is attributable to the failure of the Company to pay interest, principal or other required payments on the Junior Subordinated Debentures issued to the Trust on the date such interest, principal or other payment is otherwise payable, then a record holder of Capital Securities may, on or after the respective due dates specified in the Junior Subordinated Debentures, institute a proceeding directly against the Company for enforcement of payment on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Capital Securities held by such holder (a "Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such record holder of Capital Securities to the extent of any payment made by the Company to such record holder of Capital Securities.

Voting Rights; Amendment of the Declaration

      Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the Capital Securities will have no voting rights.

      So long as any Junior Subordinated Debentures are held by the Property Trustee, the Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or executing any trust or power conferred on the Property Trustee with respect to such Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Capital Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of Capital Securities. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Capital Securities except pursuant to a subsequent vote of the holders of the Capital Securities. The Property Trustee shall notify each holder of record of the Capital Securities of any notice of default which it receives with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Capital Securities, prior to taking any of the foregoing actions, the Property Trustee shall receive an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

      The Declaration may be amended from time to time by a written instrument approved and executed by a majority of the Regular Trustees (and in certain circumstances the Property Trustee and the Delaware Trustee), without the consent of the holders of the Capital Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Declaration that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Declaration that shall not be inconsistent with the other provisions of the Declaration, (ii) to add to the covenants, restrictions or obligations of the Company or (iii) to modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the Trust will be classified as a grantor trust for United States federal income tax purposes at all times that any Capital Securities and Common Securities are outstanding or to ensure that the Junior Subordinated Debentures are treated as indebtedness of the Company or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act, provided, however, that such action shall not adversely affect in any material respect the interests of any holder of Capital Securities or Common Securities, and any amendments of the Declaration shall become effective when notice thereof is given to the holders of Capital Securities and Common Securities. The Declaration may be amended by the Company and a majority of the Regular Trustees with (i) the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding Capital Securities and Common Securities and (ii) receipt by the Regular Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Regular Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status of an "investment company" under the Investment Company Act, provided, further that without the consent of each holder of Capital Securities and Common Securities affected thereby, the Declaration may not be amended to (i) change the amount or timing of any Distribution on the Capital Securities and Common Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Capital Securities and Common Securities as of a specified date or (ii) restrict the right of a holder of Capital Securities or Common Securities to institute suit for the enforcement of any such payment on or after such date.

      Any required approval of holders of Capital Securities may be given at a meeting of holders of Capital Securities convened for such purpose or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Capital Securities in the manner set forth in the Declaration.

      No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel its Capital
Securities in accordance with the Declaration.

      Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Expenses and Taxes

      In the Indenture (as defined herein), the Company has agreed to pay all debts and other obligations (other than with respect to the Capital Securities) and all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than withholding taxes) to which the Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

Book-Entry Issuance

      DTC will act as securities depositary for all of the Capital Securities. The Capital Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Capital Securities, representing in the aggregate the total number of Capital Securities, and will be deposited with DTC.

      DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve
System, a

"clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (the "Commission").

      Purchases of Capital Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Capital Securities on DTC's records. The ownership interest of each actual purchaser of each Capital Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Capital Securities. Transfers of ownership interests in the Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Capital Securities, except in the event that use of the book-entry system for the Capital Securities of the Trust is discontinued.

      DTC has no knowledge of the actual Beneficial Owners of the Capital Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Capital Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Redemption notices shall be sent to Cede & Co. as the registered holder of the Capital Securities.

      Although voting with respect to the Capital Securities is limited to the holders of record of the Capital Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Capital Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Capital Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Distribution payments on the Capital Securities will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depositary with respect to any of the Capital Securities at any time by giving reasonable notice to the Property Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Capital Securities certificates representing such Capital Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an Indenture Event of Default, the holders of a majority in liquidation amount of Capital Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Capital Securities will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust or the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. None of the Trustees, the Trust or the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Registrar and Transfer Agent

      The Property Trustee will act as registrar and transfer agent for the Capital Securities.

      Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required (i) to register or cause to be registered the transfer or exchange of the Capital Securities during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of mailing of such notice of redemption or (ii) to register or cause to be registered the transfer or exchange of any Capital Securities so selected for redemption, except in the case of any Capital Securities being redeemed in part, any portion thereof not to be redeemed.

Information Concerning the Property Trustee

      The Property Trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such Trust Enforcement Event, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the rights or powers vested in it by the Declaration at the request of any holder of Capital Securities unless such holder has provided the Property Trustee a reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Enforcement Event has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Declaration or is unsure of the application of any provision of the Declaration, and the matter is not one on which holders of Capital Securities are entitled under the Declaration to vote, then the Property Trustee may, but shall be under no duty to, take such action as is directed by the Company and the Common Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Payment and Paying Agency

      Payments in respect of the Capital Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Capital Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Regular Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Regular Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Regular Trustees and the Company) to act as Paying Agent.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

      The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below or as otherwise described under "--Liquidation Distribution Upon Dissolution." The Trust may, at the request of the Company, with the consent of the Regular Trustees and without the consent of the holders of the Capital Securities, the Delaware Trustee or the Property Trustee merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity (if not the Trust) either (a) expressly assumes all of the obligations of the Trust with respect to the Capital Securities or (b) substitutes for the Capital Securities other securities having substantially the same terms as the Capital Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Capital Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) if the Trust is not the Successor Entity, the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Capital Securities or the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or any inter-dealer quotation system on which the Capital Securities are then listed or quoted, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally-recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, (1) neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (2) the Trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes, (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and (ix) such successor entity (if not the Trust) expressly assumes all of the obligations of the Trust with respect to the Trustees. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in aggregate liquidation amount of the Capital Securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes and each holder of the Capital Securities not be treated as owning an undivided interest in the Junior Subordinated Securities.

Merger or Consolidation of Trustees

      Any entity into which the Property Trustee, the Delaware Trustee or any Regular Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Declaration, provided such entity shall be otherwise qualified and eligible.

Miscellaneous

      The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as other than a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust or the Declaration, that the Company and the Regular Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Capital Securities.

      The Trust may not borrow money, issue debt nor mortgage or pledge any of its assets.

Governing Law

      The Declaration and the Capital Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

           DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

      The Junior Subordinated Debentures are to be issued under an Indenture (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Indenture Trustee"). This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.

General

      Concurrently with the issuance of the Capital Securities, the Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will be in the principal amount equal to the aggregate liquidation amount of the Capital Securities plus the Company's concurrent investment in the Common Securities. The Junior Subordinated Debentures will bear interest at the annual
rate of   % of the principal amount thereof, payable quarterly in
arrears on          ,          ,           and           of each
year, (each, an "Interest Payment Date"), commencing      , 1998,
to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of
business on the   th day of the month preceding the relevant
Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Capital Securities and the Common Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such next succeeding Business Day falls in the next calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate
per annum of   % thereof, compounded quarterly. The term
"interest" as used herein shall include quarterly interest payments and interest on quarterly interest payments not paid on the applicable Interest Payment Date, as applicable.

      The Junior Subordinated Debentures will mature on
          , 2028.

      The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness (as defined below) of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries. See "--Subordination."

Option to Extend Interest Payment Period

      So long as no Indenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures or end on a day other than an Interest Payment Date. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of %, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders ofJunior Subordinated Debentures (or holders of Capital Securities while the Capital Securities are outstanding) will be required to accrue interest income (as OID) for United States federal income tax purposes. See "U.S. Federal Income Tax Consequences--Interest Income and Original Issue Discount."

      During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in the form of stock, warrants, options or other rights where the dividend stock or the stocks issuable upon exercise of such warrants, options or other right is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of rights, stock or other property under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (d) as a result of reclassification of the Company's capital stock into one or more other classes or series of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for another class or series of the Company's capital stock, or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (e) the purchase of fractional interests in the shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (f) repurchases, redemptions or other acquisitions of common stock related to the issuance of common stock or rights under any of the Company's employment contract, benefit plans or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 20 quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures or end on any date other than on an Interest Payment Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company shall give the Property Trustee, the Regular Trustees and the Indenture Trustee notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable except for the election to begin such Extension Period or (ii) the date the Regular Trustees are required to give notice to an applicable self-regulatory organization or to holders of such Capital Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Capital Securities.

Redemption

      The Junior Subordinated Debentures are not redeemable prior
to     , 2003 unless a Special Event has occurred. The Junior
Subordinated Debentures are redeemable prior to maturity at the
option of the Company, on or after     , 2003, in whole or in
part at any time at 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption.

      The Junior Subordinated Debentures are also redeemable at any time in whole but not in part, within 90 days of the occurrence of a Special Event, at a redemption price equal to 100% of the principal amount of such Junior Subordinated Debentures, together with accrued and unpaid payments of interest thereon to, but excluding, the date of redemption.

      In the event that Junior Subordinated Debentures are redeemed, the Trust must redeem the Trust Securities having an aggregate liquidation preference equal to the aggregate principal amount of Junior Subordinated Debentures or portions thereof called for redemption.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

Certain Covenants of the Company

      The Company will covenant in the Indenture that if and so long as the Trust is the holder of all Junior Subordinated Debentures, the Company, as borrower, will pay to the Trust all fees and expenses related to the Trust and the offering of the Capital Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any domestic taxing authority upon the Trust) but excluding obligations under the Trust Securities.

      The Company will also covenant that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in the form of stock, warrants, options or other rights where the dividend stock or the stocks issuable upon exercise of such warrants, options or other right is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of rights, stock or other property under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (d) as a result of reclassification of the Company's capital stock into one or more other classes or series of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for another class or series of the Company's capital stock, or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (e) the purchase of fractional interests in the shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (f) repurchases, redemptions or other acquisitions of common stock related to the issuance of common stock or rights under any of the Company's employment contract, benefit plans or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period) if at such time (x) there shall have occurred any event of which the Company has actual knowledge that (I) with the giving of notice or the lapse of time, or both, would constitute an Indenture Event of Default with respect to Junior Subordinated Debentures and (II) in respect of which the Company shall not have taken reasonable steps to cure, (y) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (z) the Company shall have given notice of its election of an Extension Period as provided in the Indenture and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

Subordination

      In the Indenture, the Company has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinated and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets of the Company upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Indebtedness before the holders of Junior Subordinated Debentures or the Property Trustee on behalf of the holders of Capital Securities will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the Junior Subordinated Debentures; provided, however, that holders of Senior Indebtedness shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Indebtedness to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

      In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on the Junior Subordinated Debentures; provided, however, that holders of Senior Indebtedness shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Indebtedness to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

      No payments on account of principal (or premium, if any) or interest, if any, in respect of the Junior Subordinated
Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior
Indebtedness, or an event of default with respect to any Senior
Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

      "Senior Indebtedness" means, with respect to the Company, whether recourse is to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments of the Company, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) every obligation of the Company for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) above of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; provided, however, that Senior Indebtedness shall not be deemed to include (i) any indebtedness of the Company that is by its terms subordinated to or pari passu with the Junior Subordinated Debentures; (ii) any indebtedness of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company; (iii) any indebtedness of the Company to any of its subsidiaries; (iv) any indebtedness to any employee of the Company; (v) trade accounts payable in the ordinary course or business; or (vi) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance by such financing entity of securities that are similar to the Capital Securities.

      The Indenture places no limitation on the amount of additional indebtedness or other liabilities that may be incurred by the Company's subsidiaries. As of June 30, 1998, the Company had no Senior Indebtedness outstanding, and the Company's consolidated subsidiaries had indebtedness and other liabilities (exclusive of obligations to policyholders) of approximately $123.7 million to which the Junior Subordinated Debentures would be effectively subordinated.

Indenture Events of Default

      The Indenture provides that any one or more of the following described events with respect to the Junior
Subordinated Debentures that has occurred and is continuing constitutes an "Indenture Event of Default" with respect to the Junior Subordinated Debentures:

      (i) failure for 30 days to pay any interest on the Junior
Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

      (ii) failure to pay any principal (and premium, if any) on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration of acceleration or otherwise, provided, however, that an extension of the maturity of the Junior Subordinated Debentures in accordance with the terms of the Indenture shall not constitute an Indenture Event of Default; or

      (iii) failure to observe or perform any other covenant contained in the Indenture for 90 days after written notice to the Company from the Indenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of outstanding Junior Subordinated Debentures; or

      (iv) certain events of bankruptcy or insolvency of the Company.

      The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of Junior Subordinated Debentures may declare the principal (and premium, if any) due and payable immediately upon an Indenture Event of Default, and, should the Indenture Trustee or such holders of such Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Capital Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) due otherwise than by acceleration has been deposited with the Indenture Trustee, and should the holders of such Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the Capital Securities shall have such right.

      The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (and premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) due otherwise than by acceleration has been deposited with the Indenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debentures, and should the holders of such Junior Subordinated Debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the Capital Securities shall have such right. The Company is required to file annually with the Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

      In case an Indenture Event of Default shall occur and be continuing, the Property Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

Enforcement of Certain Rights by Holders of Capital Securities

      If an Indenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Capital Securities may institute a Direct Action for payment. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Capital Securities. Notwithstanding any payment made to such holder of Capital Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Junior Subordinated Debentures held by the Trust or the Property Trustee and the Company shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

Consolidation, Merger, Sale of Assets and Other Transactions

      The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Indenture Event of Default, and no event which, after notice or lapse of time or both, would become an Indenture Event of Default, shall have happened and be continuing; (iii) if at the time any Capital Securities are outstanding, such transaction is permitted under the Declaration and Guarantee and does not give rise to any breach or violation of the Declaration or Guarantee; (iv) any such lease shall provide that it will remain in effect so long as any Junior Subordinated Debentures are outstanding; and (v) certain other conditions as prescribed in the Indenture are met.

Modification of Indenture

      From time to time the Company and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of Junior Subordinated Debentures or any outstanding Capital Securities) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of outstanding Junior Subordinated Debentures affected, to execute supplemental indentures which modify the Indenture in a manner affecting the rights of the holders of such Junior Subordinated Debentures; provided that no such supplemental indenture may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such extension as is contemplated hereby) or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any Capital Securities remain outstanding, no such modification may be made that adversely affects the holders of such Capital Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Indenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the Capital Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

Distributions of Junior Subordinated Debentures; Book-Entry
Issuance

      Under certain circumstances involving the termination of the Trust, Junior Subordinated Debentures may be distributed to the holders of the Capital Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of Capital Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of global securities and certificated securities. DTC, or any successor depositary for the Capital Securities, will act as depositary for such global securities. It is anticipated that the depositary arrangements for such global securities would be substantially identical to those in effect for the Capital Securities. For a description of DTC and the terms of the depositary matters, see "Description of Capital Securities--Book-Entry Issuance."

      If the Junior Subordinated Debentures are distributed to the holders of Capital Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Junior Subordinated Debentures on such stock exchanges or inter-dealer quotation system, if any, on which the Capital Securities are then listed or quoted. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Capital Securities.

Payment and Paying Agents

      The Company initially will act as Paying Agent with respect to the Junior Subordinated Debentures except that, if the Junior Subordinated Debentures are distributed to the holders of the Capital Securities in liquidation of such holders' interests in the Trust, the Indenture Trustee will act as the Paying Agent. The Company at any time may designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent at the place of payment.

      Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any Junior Subordinated Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

Governing Law

      The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

Defeasance and Discharge

      The Indenture provides that the Company, at the Company's option: (a) will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company deposits, in trust with the Indenture Trustee, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of, and interest and premium, if any, on the Junior Subordinated Debentures on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures. To exercise any such option, the Company is required to deliver to the Indenture Trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Junior Subordinated Debentures to recognize income, gain or loss for U.S. federal income tax purposes and, in the case of a discharge pursuant to clause (a), such opinion shall be accompanied by a private letter ruling to the effect received by the Company from the United States Internal Revenue Service or revenue ruling pertaining to a comparable form of transaction to the effect published by the United States Internal Revenue Service, and (ii) if listed on any national securities exchange, such Junior Subordinated Debentures would not be delisted from such exchange as a result of the exercise of such option.

Information Concerning the Indenture Trustee

      The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                     DESCRIPTION OF GUARANTEE

      The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Trust of the Capital Securities for the benefit of the holders from time to time of such Capital Securities. The Bank of New York will act as guarantee trustee ("Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee will be filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities.

General

      The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Capital Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Trust has funds on hand available therefor at the time, (ii) the Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities in exchange therefor), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Capital Securities to the date of payment and to the extent that the Trust has funds on hand legally available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Capital Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Capital Securities or by causing the Trust to pay such amounts to such holders.

      The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Capital
Securities, but will apply only to the extent that the Trust has funds on hand available to make such payments, and is not a guarantee of collection.

      If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust, the Trust will not be able to pay Distributions on the Capital Securities and will not have funds legally available therefor. The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise.

      The Company has, through the Guarantee, the Junior Subordinated Debentures and the Indenture, taken together, fully and unconditionally guaranteed all of the Trust's obligations under the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee--General."

Status of the Guarantee

      The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries. The Guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred by the Company.

      The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Capital Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Junior Subordinated Debentures to the holders of the Capital Securities in exchange for all of the Capital Securities.

      The obligations of the Company under the Guarantee will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries. See "Risk Factors--Ranking of
Subordinated Obligations Under the Guarantee and the Junior
Subordinated Debentures."

Amendments and Assignment

      Except with respect to any changes that do not materially and adversely affect the rights of holders of the Capital Securities (in which case no consent will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding Capital Securities. The manner of obtaining any such approval will be as set forth under "Description of Capital Securities--Voting Rights; Amendment of the Declaration." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Capital Securities then outstanding.

Events of Default

      An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

      Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

      The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

Information Concerning the Guarantee Trustee

      The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Capital Security unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

      The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Capital Securities, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of Junior Subordinated Debentures to the holders of the Capital Securities in exchange for all of the Capital Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Capital Securities must restore payment of any sums paid under the Capital Securities or the Guarantee.

Governing Law

      The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

            RELATIONSHIP AMONG THE CAPITAL SECURITIES,
       THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

      Payments of Distributions and other amounts due on the Capital Securities (to the extent the Trust has funds available for the payment of such Distributions and other amounts) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." If and to the extent that the Company does not make payments under the Junior Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Capital Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Capital Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder after the respective due dates. Taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture and the Guarantee provide, in the aggregate, a full and unconditional guarantee of payments of distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Capital Securities. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of the Company.

Sufficiency of Payments

      As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Capital Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Capital Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the related Capital Securities; (iii) the Company will pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations under the Capital Securities; and (iv) the Declaration further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

      Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

Enforcement Rights of Holders of Capital Securities

      A holder of Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

      A default or event of default under any Senior Indebtedness of the Company will not constitute a default or Indenture Event of Default. In addition, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Debentures would constitute an Indenture Event of Default under the Indenture.

Limited Purpose of Trust

      The Capital Securities evidence a beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing the Capital Securities and the Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of Capital Securities and a holder of Junior Subordinated Debentures is that a holder of Junior Subordinated Debentures is entitled to receive from the Company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of Capital Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) only if and to the extent the Trust has funds available for the payment of such Distributions.

Rights Upon Dissolution

      Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the liquidation of the Junior Subordinated Debentures, and after satisfaction of creditors of the Trust, if any, as required by applicable law, the holders of the Capital Securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Because the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the Capital Securities), the positions of a holder of Capital Securities and a holder of the Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

               U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain U.S. federal income tax consequences material to the purchase, ownership and disposition of Capital Securities. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to purchase Capital Securities by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary addresses the tax consequences only to a person that acquires Capital Securities on their original issue at their original offering price and that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Capital Securities (a "United States Holder"). This summary also does not address the tax consequences to (i) persons that are not United States Holders, except as described below under "--United States Alien Holders" (ii) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (iii) persons that will hold Capital Securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iv) persons whose functional currency is not the United States dollar or (v) persons that do not hold Capital Securities as capital assets.

      This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of Capital Securities. For example, a judicial decision could be issued or legislation could be enacted that would adversely affect the Company's ability to deduct interest or original issue discount on the Junior Subordinated Debentures, either of which might in turn permit the Company to cause a redemption of the Capital Securities. See "--Possible Tax Law Changes." The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of Capital Securities may differ from the treatment described below. All references herein to federal tax refer to United States federal tax.

      Prospective investors are advised to consult with their own tax advisors in light of their own particular circumstances as to the United States federal tax consequences of the purchase, ownership and disposition of capital securities, as well as the effect of any state, local or foreign tax laws.

Classification of the Junior Subordinated Debentures and the Trust

      In connection with the issuance of the Junior Subordinated Debentures, Cleary, Gottlieb, Steen & Hamilton will render its opinion that, under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Junior Subordinated Debentures will be treated for United States federal income tax purposes as indebtedness of the Company. By acceptance of a Capital Security, each United States Holder covenants to treat the Junior Subordinated Debentures as indebtedness of the Company and the Capital Securities as an undivided beneficial ownership interest in the Junior Subordinated Debentures.

      In connection with the issuance of the Capital Securities, Cleary, Gottlieb, Steen & Hamilton will render its opinion that, under then current law and assuming full compliance with the terms of the Trust Agreement and the Indenture (and certain other documents), and based on certain facts and assumptions contained in the opinion, the Trust will be treated for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each United States Holder of Capital Securities will be considered the owner of an undivided beneficial ownership interest in the Junior Subordinated Debentures, and each United States Holder will be required to include in its gross income any interest (or original issue discount accrued) with respect to its allocable share of those Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount."

      An opinion of Cleary, Gottlieb, Steen & Hamilton is not binding on the Internal Revenue Service (the "IRS") or the courts. Prospective investors should note that no rulings have been or are expected to be sought from the IRS with respect to any of these issues and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that any of the opinions expressed herein will not be challenged by the IRS or, if challenged, that such challenge will not be successful. See "--Possible Tax Law Changes."

Interest Income and Original Issue Discount

      Under Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), a contingency that stated interest will not be timely paid that is "remote," because of the terms of the relevant debt instrument, will be ignored in determining whether such debt instrument is issued with OID. As a result of terms and conditions of the Junior Subordinated Debentures that prohibit certain payments with respect to the Company's capital stock and indebtedness if the Company elects to extend interest payment periods, the Company believes that the likelihood of its exercising its option to defer payments is remote. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period." Based on the foregoing, the Junior Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a United States Holder should include in gross income such holder's allocable share of interest on the Junior Subordinated Debentures in accordance with such holder's normal method of accounting for tax purposes.

      If the option to defer any payment of interest was determined not to be "remote" or if the Company exercises its option to defer any payment of interest, the Junior Subordinated Debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remained outstanding. In such event, all of a United States Holder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for as OID on a constant yield method regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a United States Holder would be required to include OID in gross income even though the Company would not make any actual cash payments during an Extension Period.

      The Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation herein.

      Because income on the Capital Securities will constitute interest or OID, corporate United States Holders of the Capital Securities will not be entitled to a dividends-received deduction with respect to any income taken into account with respect to the Capital Securities.

Distribution of Junior Subordinated Debentures to Holders of
Capital Securities Upon Liquidation of the Trust

      Under current law, a distribution by the Trust of the Junior Subordinated Debentures as described under the caption "Description of Capital Securities--Liquidation Distribution upon Dissolution" will be non-taxable and will result in the United States Holder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such United States Holder had in its Capital Securities before such distribution. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, as would be the case if, for example, the Trust were treated as an association taxable as a corporation, the distribution of Junior Subordinated Debentures to a United States Holder by the Trust would be a taxable event to the Trust and each United States Holder, and each United States Holder would recognize gain or loss as if the United States Holder had exchanged its Capital Securities for the Junior Subordinated Debentures it received upon the liquidation of the Trust. A United States Holder will include interest in income in respect of Junior Subordinated Debentures received from the Trust in the manner described above under "--Interest Income and Original Issue Discount."

Sale or Redemption of Capital Securities

      A United States Holder that sells (including a redemption for cash of its Capital Securities) Capital Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Capital Securities and the amount realized on the sale of such Capital Securities. Assuming that the Company does not exercise its option to defer payment of interest on the Junior Subordinated Debentures and the Junior Subordinated Debentures are not considered issued with OID, a United States Holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price. If the Junior Subordinated Debentures are deemed to be issued with OID, as a result of the Company's deferral of interest payments, a United States Holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price, increased by OID previously includible in such United States Holder's gross income to the date of disposition and decreased by Distributions or other payments received on the Capital Securities since and including the date of the first Extension Period. Such gain or loss generally will be a capital gain or loss (except to the extent any amount realized is treated as a payment of accrued interest with respect to such United States Holder's pro rata share of the Junior Subordinated Debentures that is required to be included in income). Under recently enacted legislation, long-term capital gains recognized by non-corporate United States Holders generally are subject to a maximum rate of 20 percent in respect of property held for more than one year, effective for amounts properly taken into account on or after January 1, 1998. To the extent the selling price, less accrued but unpaid interest through the date of disposition, is less than the United States Holder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

      The Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A United States Holder who disposes of its Capital Securities between record dates for payments of distributions thereon will be required to include a portion of the selling price equal to the accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), to the extent not previously taken into income. To the extent the selling price, less accrued but unpaid interest through the date of disposition, is less than the United States Holder's adjusted tax basis, a United States Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Backup Withholding Tax and Information Reporting

      The amount of interest income paid and OID accrued on the Capital Securities held of record by United States Holders (other than corporations and other exempt United States Holders) will be reported to the IRS. "Backup" withholding at a rate of 31% will apply to payments of interest to a nonexempt United States Holder unless the United States Holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

      Payment of the proceeds from the disposition of Capital Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

      Any amounts withheld from a United States Holder under the backup withholding rules will be allowed as a refund or a credit against such United States Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

      It is anticipated that income on the Capital Securities will be reported to holders on Form 1099-INT or, if the Company exercises its option to defer any payment of interest, on Form 1099-OID, and mailed to holders of the Capital Securities by January 31 following each calendar year.

Possible Tax Law Changes

      Prospective investors should be aware that Enron Corporation has filed a petition in U.S. Tax Court challenging the proposed disallowance by the IRS of the deduction of interest expense on securities issued by Enron Corporation in 1993 and 1994 that are similar to, although different in a number of respects from, the Junior Subordinated Debentures. It is possible that a decision in that case could give rise to a Tax Event, which would permit the Company to cause a redemption of the Capital Securities, as described more fully herein under "Description of Capital Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures." Prospective investors also should be aware that legislation has been proposed by the Clinton Administration in the past that, if enacted, would have denied an interest expense deduction to issuers of instruments such as the Junior Subordinated Debentures. No such legislation is currently pending. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur on or after the date hereof that would adversely affect the tax treatment of the Junior Subordinated Debentures or the Trust. Such changes also could give rise to a Tax Event.

United States Alien Holders

      For purposes of this discussion, a "United States Alien Holder" is a holder of Capital Securities that is a nonresident alien individual or a foreign corporation. Under present United States federal income tax laws: (i) payments by the Trust or any of its paying agents to any holder of a Capital Security who or which is a United States Alien Holder will not be subject to withholding of United States federal income tax; provided that,
(a) the beneficial owner of the Capital Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Capital Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Capital Security certifies to the Trust or its agent, under penalty of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Capital Security in such capacity, certifies to the Trust or its agent, under penalty of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder of a Capital Security will generally not be subject to withholding of United States federal income tax on any gain realized upon the sale or other disposition of a Capital Security provided the gain is not effectively connected with the conduct of a trade or business in the United States by the United States Alien Holder.

      On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which may make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                   CERTAIN ERISA CONSIDERATIONS

      Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each entity whose underlying assets include "plan assets" by reason of such a plan's investment in such entity (each, a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Capital Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

      Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in the imposition of an excise tax or other liabilities under ERISA and/or Section 4975 of the Code on such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

      Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor (the "DOL"), the assets of a trust would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in such trust and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

      Pursuant to an exception contained in the Plan Assets Regulation, the assets of a trust would not be considered "plan assets" of investing Plans, if the equity securities of such trust were deemed to be "publicly-offered securities." In order to be considered "publicly-offered securities," such securities must be, among other things, sold pursuant to an effective registration statement, freely transferrable and widely held. No assurance can be given by the Trust that the Capital Securities will be "widely held' for purposes of the "publicly-offered securities" exception.

      Certain transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the Capital Securities of the Trust were acquired with "plan assets" of such Plan or assets of the Trust were deemed to be "plan assets" of Plans investing in the Trust. For example, if the Company is a Party in Interest with respect to the investing Plan (either directly or by reason of its ownership of its subsidiaries), an indirect extension of credit prohibited by
Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code between the Company and the investing Plan may be deemed to occur, unless exemptive relief were available under an applicable administrative exemption (see below).

      The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the

Capital Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).

      The Capital Securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14.
Any purchaser or holder of the Capital Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not directly or indirectly purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 with respect to such purchase and/or holding.

      Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Capital Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 and regarding the potential consequences if the assets of the Trust were deemed to be "plan assets."

                           UNDERWRITING

      Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Trust have agreed that the Trust will sell to each of the Underwriters named below for whom Lehman Brothers Inc. is acting as the representative (the "Representative"), and each of the Underwriters has severally agreed to purchase from the Trust the respective liquidation amount of Capital Securities set forth opposite its name below:

                                            Liquidation Amount
Underwriters                                of Capital Securities
------------                                ---------------------

Lehman Brothers Inc. .....................         $

Goldman, Sachs & Co. .....................

Merrill, Lynch, Pierce, Fenner &
 Smith Incorporated.......................

J.P. Morgan Securities Inc. ..............

                     .....................

                   .......................
                                               ------------
     Total                                     $150,000,000
                                               ============


      Under the terms and conditions set forth in the Underwriting Agreement, the Underwriters are committed to take and pay for all such Capital Securities offered hereby, if any are taken.

      The Underwriters propose to offer the Capital Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of
$    per Capital Security. The Underwriters may allow, and such
dealers may reallow, a concession not to exceed $    per Capital
Security to certain brokers and dealers. After the Capital Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

      In view of the fact that the proceeds from the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' compensation for the Underwriters' arranging the investment
therein of such proceeds an amount of $      per Capital Security
for the accounts of the several Underwriters.

      Until the distribution of the Capital Securities is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase Capital Securities. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the Capital Securities. Such transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Capital Securities.

      The Representative also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases Capital Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Capital Securities, it may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Capital Securities as part of the Offering.

      In general, purchases of a security for the purposes of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the applicable offering.

      Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Capital Securities. In addition, neither the Company nor any of the Underwriters make any representation that the Representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Prior to this offering, there has been no public market for the Capital Securities. Application will be made to have the Capital Securities approved for listing on the New York Stock Exchange. Trading of the Capital Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Capital Securities.

      The Company and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

      Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                          LEGAL MATTERS

      Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the Declaration and the formation of the Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and the Trust. The validity of the Junior Subordinated Debentures and the Guarantee will be passed upon for the Company and the Trust by Cleary, Gottlieb, Steen & Hamilton, New York, New York and for the Underwriters by Simpson Thacher & Bartlett, New York, New York. Cleary, Gottlieb, Steen & Hamilton and Simpson Thacher & Bartlett will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law, and Richards, Layton & Finger will rely on the opinion of Cleary, Gottlieb, Steen & Hamilton as to matters of New York law.

                             EXPERTS

      The financial statements incorporated in this Prospectus by reference from GWL&A's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statement of GWL&A Financial Inc. included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      AVAILABLE INFORMATION

      Each of GWL&A and the Company is or will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files or will file reports and other information with the Commission. Such material filed by the Company and GWL&A with the Commission may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Certain of such reports and other information are also available from the Commission over the Internet at http://www.sec.gov. The periodic reports and other information filed by the Company and GWL&A with the Commission may also be inspected at the offices of the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, Washington, D.C. 20006.

      No separate financial statements of the Trust have been included or incorporated by reference herein. The Company does not believe such financial statements would be material to holders of the Capital Securities because (i) all of the common securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in Junior Subordinated Debentures issued by the Company, and (iii) the obligations of the Trust under the Capital Securities are guaranteed by the Company to the extent described herein.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by GWL&A (File No. 333-01173) are incorporated herein by reference: (a) Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A dated March 31, 1998; (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and (c) Current Reports on Form 8-K dated May 15, 1998 and July 23, 1998.

      All documents filed by the Company pursuant to Section
13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated therein by reference) relating to the Company or GWL&A are available without charge upon request to:
GWL&A Financial Inc., 8515 East Orchard Road, Englewood, Colorado 80111, attention: The Corporate Secretary's Department.

                  INDEX TO FINANCIAL STATEMENTS

                                                         Page No.
                                                         --------

Independent Auditors' Report...........................    F-1
Balance Sheet of the Company, September 18, 1998.......    F-2

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholder
-----------------------------------------
   of GWL&A Financial Inc.:
   ------------------------

We have audited the accompanying balance sheet of GWL&A Financial
Inc. (a wholly-owned subsidiary of The Great-West Life &
Assurance Company) as of September 18, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of GWL&A Financial Inc.
as of September 18, 1998 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Denver, Colorado


September 28, 1998

GWL&A FINANCIAL INC.
--------------------

BALANCE SHEET
-------------
September 18, 1998

=================================================================


ASSETS
------
Cash and cash equivalents                          $     250,000
                                                     -----------
      TOTAL ASSETS                                 $     250,000
                                                     ===========


STOCKHOLDER'S EQUITY
--------------------

Preferred stock, no par value, 500,000 shares
    authorized, none outstanding                   $     250,000
                                                     -----------
Common stock, no par value, 500,000
    shares authorized, 250,000 shares
    issued and outstanding                         $     250,000
                                                     -----------
      TOTAL STOCKHOLDER'S EQUITY                   $     250,000
                                                     ===========



      See accompanying notes to balance sheet.

GWL&A FINANCIAL INC.
--------------------

NOTES TO BALANCE SHEET
----------------------
September 18, 1998

=================================================================

1.    ORGANIZATION

      Organization - GWL&A Financial Inc. (the Company) is a financial holding company domiciled in the State of Delaware. The Company is a wholly-owned subsidiary of The Great-West Life Assurance Company, a Canadian company (the "Parent Corporation"). The Company was incorporated on September 16, 1998 and was capitalized on September 18, 1998 through a $250,000 cash investment from its Parent Corporation for 250,000 shares of common stock.

      On September 28, 1998, the Company established Great-West Life & Annuity Insurance Capital I ("GWL&A Capital"), a trust company. GWL&A Capital exists for the exclusive purpose of issuing trust securities (the "Offering") representing undivided beneficial ownership interests in its assets which are expected to consist of junior subordinated debentures of the Company.

      Prior to the closing of the Offering, the Parent
      Corporation will cause all of the outstanding shares of Great-West Life & Annuity Insurance Company's common stock to be contributed to the Company.

2.    CASH AND CASH EQUIVALENTS

      Cash and cash equivalents includes money market funds.

=================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Trust or the Underwriters. This
Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates nor does it constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which it would be unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or incorporated by reference herein or in the affairs of the Company or the Trust since the date hereof.


                     ---------------

                    TABLE OF CONTENTS

                                                            Page
                                                            ----

Forward Looking Statements....................................4
Summary.......................................................5
Risk Factors.................................................13
Reorganization...............................................18
Recent Developments..........................................18
Capitalization...............................................19
Use of Proceeds..............................................20
Ratio of Earnings to Fixed Charges and Ratio of
    Earnings to Combined Fixed Charges and
    Preferred Stock Dividends................................20
Accounting Treatment.........................................20
The Trust....................................................21
The Company..................................................23
Selected Pro Forma Consolidated Financial Data...............26
Management's Discussion and Analysis of Financial
    Condition and Results of Operations......................28
Description of Capital Securities............................37
Description of Junior Subordinated Debentures................49
Description of Guarantee.....................................57
Relationship Among the Capital Securities, the Junior
    Subordinated Debentures and the Guarantee................60
U.S. Federal Income Tax Consequences.........................62
Certain ERISA Considerations.................................66
Underwriting.................................................68
Legal Matters................................................69
Experts......................................................69
Available Information........................................69
Incorporation of Certain Documents by Reference..............70
Glossary of Selected Insurance Terms.........................70
Index to Financial Statements................................71

=================================================================

=================================================================
                          $150,0000,000

                        [Great-West Logo]

                    GREAT-WEST LIFE & ANNUITY
                       INSURANCE CAPITAL I


                              SKIS SM


                      % Subordinated Capital
                        Income Securities
          (Liquidation Amount $25 Per Capital Security)


           fully and unconditionally guaranteed to the extent set forth herein by

                       GWL&A FINANCIAL INC.



                         -----------------

                            PROSPECTUS
                              , 1998

                         -----------------



                         LEHMAN BROTHERS
                      GOLDMAN, SACHS & CO.
                       MERRILL LYNCH & CO.
                        J.P. MORGAN & CO.


=================================================================


                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses in connection with issuance and distribution of the securities being registered, other than underwriting compensation, are:

Securities Act Filing Fee.....................  $    44,250
New York Stock Exchange Listing Fee...........       64,350
Legal Fees and Expenses.......................      300,000*
Accounting Fees and Expenses..................      100,000*
Printing and Engraving Fees...................       90,000
Property Trustee's Fees.......................        6,000*
Miscellaneous.................................       15,400*
                                                    -------
Total.........................................  $   520,000*
                                                    =======

------------------
*   Estimated



ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

      GWL&A Financial Inc.'s Articles of Incorporation provides for the indemnification of directors.

      GWL&A Financial Inc.'s Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of GWL&A Financial Inc. if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of GWL&A Financial Inc.'s, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

ITEM 16.   EXHIBITS

  1*     Form of Underwriting Agreement.
  3.1    Articles of Incorporation of GWL&A Financial Inc.
  3.2    Bylaws of GWL&A Financial Inc.
  4.1    Certificate of Trust of Great-West Life & Annuity
           Insurance Capital I.
  4.2*   Form of Amended and Restated Declaration of Trust
           of Great-West Life & Annuity Insurance Capital I.
  4.3*   Form of Indenture between GWL&A Financial Inc. and
           The Bank of New York, as Trustee.
  4.4*   Form of Guarantee Agreement between GWL&A Financial Inc.
           and The Bank of New York, as Trustee.
  4.5*   Form of Capital Security (included in Item 4.2 above).
  4.6*   Form of Subordinated Debt Security (included in Item 4.3
           above).
  5.1*   Opinion of Richards, Layton & Finger.
  5.2*   Opinion of Cleary, Gottlieb, Steen & Hamilton.
  8.1*   Opinion of Cleary, Gottlieb, Steen & Hamilton.
 12      Calculation of Ratio of Income to Fixed Charges and
           Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
 23.1    Consent of Deloitte & Touche LLP.
 23.2    Consent of Deloitte & Touche LLP.
 23.3*   Consent of Richards, Layton & Finger (included in its
           Opinion filed as Exhibit 5.1).
 23.4*   Consent of Cleary, Gottlieb, Steen & Hamilton (included
           in its Opinion filed as Exhibit 5.2).

 24.     Powers of Attorney of GWL&A Financial Inc.
 24.2    Powers of Attorney of Great-West Life & Annuity
           Insurance Capital I.
 25.1 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Resated Dclaration of Trust of Great-West Life & Annuity Insurance Capital I.
 25.2 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.
 25.3 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended of The Bank of New York, as Guarantee Trustee under the Guarantee of GWL&A Financial Inc. for the benefit of holders of the Capital Securities of Great-West Life & Annuity Insurance Capital I.

------------------------
 *   to be filed by amendment.



ITEM 17.   UNDERTAKINGS

      Each of the undersigned Registrants hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the Registrants certifies that it has reasonable grounds to believe that it has qualified for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Englewood, State of Colorado, on September , 1998.

                         GREAT-WEST LIFE & ANNUITY INSURANCE
                           CAPITAL I


                         By: GWL&A Financial Inc., as Sponsor


                         By: /s/ Mitchell T.G. Graye
                             -------------------------------
                             Mitchell T.G. Graye
                             Senior Vice President,
                             Chief Financial Officer

                         Date: September 28, 1998

                         GWL&A FINANCIAL INC.


                         By: /s/ William T. McCallum
                             -------------------------------
                               William T. McCallum
                               President and Chief
                               Executive Officer

                         Date:  September 28, 1998

      Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of GWL&A Financial Inc. in the capacities and on the dates indicated.

Signature and Title                         Date


/s/ William T. McCallum                     September 28, 1998
----------------------------------
    William T. McCallum
    President and Chief Executive
    Officer and a Director

/s/ Mitchell T.G. Graye                     September 28, 1998
----------------------------------
    Mitchell T.G. Graye
    Senior Vice President,
    Chief Financial Officer

/s/ Glen R. Derback                         September 28, 1998
----------------------------------
      Glen R. Derback
      Vice President and Controller

    *                                       September 28, 1998
----------------------------------
      James Balog, Director

    *                                       September 28, 1998
----------------------------------
      James W. Burns, Director

    *                                       September 28, 1998
----------------------------------
      Orest T. Dackow, Director

                                            September 28, 1998
----------------------------------
      Andre Desmarais, Director

                                            September 28, 1998
----------------------------------
      Paul Desmarais, Jr., Director

    *                                       September 28, 1998
----------------------------------
      Robert G. Graham, Director

    *                                       September 28, 1998
----------------------------------
      Robert Gratton,
      Chairman of the Board

    *                                       September 28, 1998
----------------------------------
      N. Berne Hart, Director

    *                                       September 28, 1998
----------------------------------
      Kevin P. Kavanagh, Director

    *                                       September 28, 1998
----------------------------------
      William Mackness, Director

                                            September 28, 1998
----------------------------------
      Jerry E.A. Nickerson, Director

                                            September 28, 1998
----------------------------------
      P. Michael Pitfield, Director

                                            September 28, 1998
----------------------------------
      Michel Plessis-Belair, Director

    *                                       September 28, 1998
----------------------------------
      Brian E. Walsh, Director

* By: /s/ D. Craig Lennox                   September 28, 1998
----------------------------------
      [D. Craig Lennox]
      Attorney-in-fact pursuant to
      Powers of Attorney filed herewith.

                         INDEX TO EXHIBITS

EXHIBIT
  NO.               DESCRIPTION OF EXHIBITS

  1*     Form of Underwriting Agreement.
  3.1    Articles of Incorporation of GWL&A Financial Inc.
  3.2    Bylaws of GWL&A Financial Inc.
  4.1    Certificate of Trust of Great-West Life & Annuity
           Insurance Capital I.
  4.2*   Form of Amended and Restated Declaration of Trust
           of Great-West Life & Annuity Insurance Capital I.
  4.3*   Form of Indenture between GWL&A Financial Inc. and
           The Bank of New York, as Trustee.
  4.4*   Form of Guarantee Agreement between GWL&A Financial Inc.
           and The Bank of New York, as Trustee.
  4.5*   Form of Capital Security (included in Item 4.2 above).
  4.6*   Form of Subordinated Debt Security (included in Item 4.3
           above).
  5.1*   Opinion of Richards, Layton & Finger.
  5.2*   Opinion of Cleary, Gottlieb, Steen & Hamilton.
  8.1*   Opinion of Cleary, Gottlieb, Steen & Hamilton.
 12      Calculation of Ratio of Income to Fixed Charges and
           Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
 23.1    Consent of Deloitte & Touche LLP.
 23.2    Consent of Deloitte & Touche LLP.
 23.3*   Consent of Richards, Layton & Finger (included in its
           Opinion filed as Exhibit 5.1).
 23.4*   Consent of Cleary, Gottlieb, Steen & Hamilton (included
           in its Opinion filed as Exhibit 5.2).
 24.     Powers of Attorney of GWL&A Financial Inc.
 24.2    Powers of Attorney of Great-West Life & Annuity
           Insurance Capital I.
 25.1 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Resated Dclaration of Trust of Great-West Life & Annuity Insurance Capital I.
 25.2 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.
 25.3 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended of The Bank of New York, as Guarantee Trustee under the Guarantee of GWL&A Financial Inc. for the benefit of holders of the Capital Securities of Great-West Life & Annuity Insurance Capital I.

------------------------
 *   to be filed by amendment.